UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

Filed by the Registrant   ☑

Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VISION GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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Vision Global Solutions, Inc.
20400 Stevens Creek Blvd., Suite 700
Cupertino, California  95014

Dear Shareholders:

The Proxy Statement originally filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2013 was not mailed to shareholders.

Since the filing of our Proxy Statement, the sole member of the board of directors of Vision Global Solutions, Inc. (the “Company”) has changed the record date to October 21, 2013 and has changed the special meeting date to November 21, 2013. Accordingly, we have filed an Amended Proxy Statement with the SEC that reflects these changes in the record date and special meeting date.  The Amended Proxy Statement also expressly incorporates by reference historical information filed by the Company with the SEC.  The Amended Proxy Statement will be mailed to shareholders on or about October 23, 2013.

Sincerely, Todd Waltz President and Chief Executive Officer Vision Global Solutions, Inc.

VISION GLOBAL SOLUTIONS, INC.
20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014

October 22 , 2013

Dear Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Vision Global Solutions, Inc. to be held at 9 a.m., local time, on November 21 , 2013 at Vinson & Elkins, LLP, 1001 Fannin St., Suite 2500, Houston, Texas 77002.

At the special meeting, our shareholders will be asked to:

(1)  Approve an agreement and plan of reorganization, dated as of September 18, 2013 (the “merger agreement”), by and among Vision Global Solutions, Inc. (“Vision,” “VIGS,” or the “Company”), FRI Merger Sub, Inc., a newly formed wholly owned Delaware subsidiary of the Company (“MergerCo”), and FracRock International, Inc., a Delaware corporation (“FRI”), pursuant to which MergerCo will be merged with and into FRI, with FRI being the surviving entity and becoming a wholly owned subsidiary of VIGS (page 30). Further, VIGS had no business activities prior to the acquisition of FRI. As a result, any reference to the Company’s prior business activities, financial results and the associated risk factors are those of FRI.

(2)  Approve a one-for-480 (1:480) reverse stock split of our outstanding common stock in our amended and restated articles of incorporation, pursuant to which each shareholder will receive one share of common stock for every 480 shares of common stock such shareholder owns (page 48).

(3)  Approve the change in the name of the Company to “Eco-Stim Energy Solutions, Inc.” in our amended and restated articles of incorporation (page 50).

(4)  Approve the increase in our authorized preferred stock from 5,000,000 shares to 50,000,000 shares in our amended and restated articles of incorporation (page 51).

(5)  Transact such other business as may properly come before the special meeting or any adjournment(s) thereof.

If the proposed merger is completed, (1) each outstanding share of FRI common stock will be converted into one share of our common stock, and (2) each outstanding option to purchase shares of FRI common stock will be exchanged for an option to purchase the same number of shares of our common stock on the same terms. Immediately following the merger, FRI’s existing shareholders will own approximately 97.2% of our outstanding common stock, assuming 5,472,648 shares of our common stock are issued to FRI’s existing shareholders in connection with the merger. The changes to our articles of incorporation are necessary in order to consummate the transactions contemplated by the merger agreement.

As explained in the attached proxy statement, following the completion of the merger, we will be engaged in the oil and gas services business. We will hold all of the equity interests of the surviving company of the merger, which will hold all of the assets and liabilities of FRI.

Completion of the merger is subject to the satisfaction of a number of important closing conditions, including the approval of the merger agreement, the reverse stock split and the name change by our shareholders at the special meeting.  Each of the merger proposal, the name change proposal and the reverse stock split proposal is cross-conditioned upon the approval of the other, and none of those proposals will be deemed approved unless all are approved.

After careful consideration, the sole member of our board of directors has determined that the approval of the merger agreement and the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, are advisable, and that such documents are fair to and in the best interests of our shareholders, and has resolved to recommend the approval and adoption of the merger agreement and the amended and restated articles of incorporation by our shareholders. The sole member of our board of directors recommends that you vote “FOR” the approval of (1) the merger agreement, (2) the reverse stock split, (3) the name change, and (4) the increase in authorized preferred stock. The attached proxy statement provides detailed information about the merger agreement, the amended and restated articles of incorporation and the special meeting. Please carefully review the proxy statement, including its appendices. In particular, you should carefully review the section entitled “Risk Factors” beginning on page 15, which describes risk factors relating to the merger and to the post-merger operation of FRI’s business.

Your vote is very important. We would like you to attend the special meeting. However, whether or not you plan to attend the special meeting, it is important for your shares to be represented at the special meeting. We urge you to promptly vote by telephone, or by submitting your marked, signed and dated proxy card. You will retain the right to revoke your proxy at any time before the vote or to vote personally if you attend the special meeting. Voting by telephone or by submitting a proxy card will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your shares through a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name. Remember, failing to vote has the same effect as a vote against the approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock.

This proxy statement is dated October 22, 2013 and, together with the accompanying proxy card, is first being mailed or otherwise distributed to shareholders of Vision Global Solutions, Inc. on or about October 23 , 2013.

Sincerely, Todd Waltz President and Chief Executive Officer Vision Global Solutions, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 21 , 2013

The Notice of Special Meeting of Shareholders and the Proxy Statement for the Special Meeting of Shareholders are available at www.iproxydirect.com/VIGS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

VISION GLOBAL SOLUTIONS, INC.
20400 Stevens Creek Blvd., Suite 700

Cupertino, California 95014

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On November 21 , 2013

October 22 , 2013

Notice is hereby given that a special meeting of the shareholders of Vision Global Solutions, Inc. (the “Company”) is to be held at 9:00 a.m., local time, on November 21 , 2013 at Vinson & Elkins, LLP, 1001 Fannin St., Suite 2500, Houston, Texas 77002, for the following purposes:

(1)  Approve an agreement and plan of reorganization, dated as of September 18, 2013 (the “merger agreement”), by and among Vision Global Solutions, Inc. (“Vision,” “VIGS,” or the “Company”), FRI Merger Sub, Inc., a newly formed wholly owned Delaware subsidiary of the Company (“MergerCo”), and FracRock International, Inc., a privately-held Delaware corporation (“FRI”), pursuant to which MergerCo will be merged with and into FRI, with FRI being the surviving entity and becoming a wholly owned subsidiary of VIGS (page 30).

(2)  Approve a one-for-480 (1:480) reverse stock split of our outstanding common stock in our amended and restated articles of incorporation, pursuant to which each shareholder will receive one share of common stock for every 480 shares of common stock such shareholder owns (page 48).

(3)  Approve the change in the name of the Company to “Eco-Stim Energy Solutions, Inc.” in our amended and restated articles of incorporation (page 50).

(4)  Approve the increase in our authorized preferred stock from 5,000,000 shares to 50,000,000 shares in our amended and restated articles of incorporation (page 51).

(5)  Transact such other business as may properly come before the special meeting or any adjournment(s) thereof.

The merger agreement and the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, are described more fully in the attached proxy statement. You are encouraged to review the entire proxy statement carefully, including the appendices that are attached to the proxy statement. A copy of the merger agreement is attached as Appendix A to the proxy statement and the amended and restated articles of incorporation are attached as Appendix B to the proxy statement.

The sole member of our board of directors has approved (1) the merger agreement and (2) the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, and recommends that shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the reverse stock split, “FOR” the proposal to approve the name change, and “FOR” the proposal to approve the increase in authorized preferred stock.  Each of the merger proposal, the name change proposal and the reverse stock split proposal is cross-conditioned upon the approval of the other, and none of those proposals will be deemed approved unless all are approved.

Only shareholders of record of our common stock at the close of business on October 21 , 2013 are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. All shareholders of record are invited to attend the special meeting in person.

We anticipate that our Chief Executive Officer and sole director, who beneficially owns approximately 5.30% of our outstanding common stock, will vote in favor of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock.

Approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock requires the approval of the holders, as of the close of business on the record date, of a majority of the shares entitled to vote and represented, in person or by proxy, at the special meeting. The Company, as the sole shareholder of MergerCo, approved the merger, the merger agreement and the amended and restated articles of incorporation on September 16, 2013.

v

Regardless of whether or not you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed envelope. If you hold your stock in “street name” through a broker, bank, or other nominee, please direct the broker, bank or other nominee how to vote your shares in accordance with the instructions that you have received, or will receive, from that person.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement and in favor of the approval of the reverse stock split, the name change and the increase in authorized preferred stock. If you fail to return your proxy card and do not vote in person at the special meeting, it will have the same effect as a vote against the approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock. Any shareholder attending the special meeting may vote in person even if he or she has returned a proxy card. Such a vote at the special meeting will revoke any proxy previously submitted.

October 22 , 2013	By Order of the Board of Directors, TODD WALTZ President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 21 , 2013

The Notice of Special Meeting of Shareholders and the Proxy Statement for the Special Meeting of Shareholders are available at www.iproxydirect.com/VIGS.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. IN ORDER TO ENSURE THAT YOUR SHARES ARE VOTED, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. IF GIVEN, YOU MAY REVOKE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT.

VISION GLOBAL SOLUTIONS, INC.
20400 Stevens Creek Blvd., Suite 700

Cupertino, California 95014

PROXY STATEMENT

Special Meeting Of Shareholders To Be Held On November 21 , 2013

This proxy statement is being furnished to the shareholders of Vision Global Solutions, Inc. in connection with the solicitation of proxies by the sole member of our board of directors for use at the special meeting of our shareholders to be held on November 21 , 2013, and at any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about October 23 , 2013.

The purpose of the special meeting is to consider and vote upon the following:

(1)  Approve an agreement and plan of reorganization, dated as of September 18, 2013 (the “merger agreement”), by and among Vision Global Solutions, Inc. (“Vision,” “VIGS,” or the “Company”), FRI Merger Sub, Inc., a newly formed wholly owned Delaware subsidiary of the Company (“MergerCo”), and FracRock International, Inc., a privately-held Delaware corporation (“FRI”), pursuant to which MergerCo will be merged with and into FRI, with FRI being the surviving entity and becoming a wholly owned subsidiary of VIGS (page 30).

(2)  Approve a one-for-480 (1:480) reverse stock split of our outstanding common stock in our amended and restated articles of incorporation, pursuant to which each shareholder will receive one share of common stock for every 480 shares of common stock such shareholder owns (page 48).

(3)  Approve the change in the name of the Company to “Eco-Stim Energy Solutions, Inc.” in our amended and restated articles of incorporation (page 50).

(4)  Approve the increase in our authorized preferred stock from 5,000,000 shares to 50,000,000 shares in our amended and restated articles of incorporation (page 51).

(5)  Transact such other business as may properly come before the special meeting or any adjournment(s) thereof.

Record Date; Shares Entitled To Vote; Vote Required To Approve The Transaction

Our sole director has fixed the close of business on October 21 , 2013, as the date for the determination of shareholders entitled to vote at the special meeting. On the record date, 75,493,885 shares of our common stock were outstanding, each entitled to one vote per share. No shares of preferred stock were outstanding on the record date.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. In the absence of a quorum, the special meeting may be postponed from time to time until shareholders holding the requisite number of shares of our common stock are represented in person or by proxy. “Broker non-votes” and abstentions will be counted towards a quorum at the special meeting and will be treated as votes against the proposals. If you return the attached proxy card with no voting decision indicated, the proxy will be voted “FOR” the approval of all proposals made at the meeting. Each holder of record of shares of our common stock is entitled to cast, for each share registered in his, her or its name, one vote on each proposal as well as on each other matter presented to a vote of shareholders at the special meeting.

Solicitation, Voting and Revocation of Proxies

This solicitation of proxies is being made by the sole member of our board of directors, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by directors, officers and employees of the Company, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Shares of our common stock represented by a proxy properly signed and received at or prior to the special meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of our common stock represented by the proxy will be voted “FOR” each proposal and in accordance with the determination of our sole director as to any other matter which may properly come before the special meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to our chief executive officer, prior to or at the special meeting, a written notice revoking the proxy; (ii) delivering to our chief executive officer, at or prior to the special meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the special meeting. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of a proxy should be addressed to:

Vision Global Solutions, Inc.
20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014

The sole member of our board of directors is not aware of any business to be acted upon at the special meeting other than consideration of the proposals described herein.

TABLE OF CONTENTS

SUMMARY OF THE PROXY STATEMENT	1
Parties to the Merger	1
Summary of the Merger	2
The Special Meeting of Our Shareholders	2
Risk Factors	3
Reasons for the Merger	3
Recommendation of Our Sole Director	3
Interests in the Merger of Our Sole Director and Executive Officer and Other Related Persons	3
Material United States Federal Income Tax Consequences of the Merger	4
Effects of the Merger and Amended and Restated Articles of Incorporation on our Current Shareholders	4
Conditions to Closing the Merger	4
Changes in Directors and Management	4
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	14
RISK FACTORS	15
Risks Associated with the Merger	15
Risks Related to Vision and its Business	16
Risks Related to FRI and its Business	18
THE SPECIAL MEETING OF OUR SHAREHOLDERS	27
PROPOSAL I – APPROVAL OF THE MERGER AGREEMENT AND MERGER	30
BUSINESS OF FRACROCK INTERNATIONAL	33
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FRACROCK INTERNATIONAL	39
THE MERGER AGREEMENT	44
PROPOSAL II – APPROVAL OF THE REVERSE STOCK SPLIT	48
PROPOSAL III – APPROVAL OF THE NAME CHANGE	50
PROPOSAL IV – APPROVAL OF THE INCREASE IN AUTHORIZED PREFERRED STOCK	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS	55
OTHER MATTERS	57
HOUSEHOLDING	57
WHERE YOU CAN FIND MORE INFORMATION	57
INCORPORATION BY REFERENCE	57

FINANCIAL STATEMENTS OF FRAC ROCK INTERNATIONAL	F-1
APPENDIX A – MERGER AGREEMENT	A-1
APPENDIX B – AMENDED AND RESTATED ARTICLES OF INCORPORATION	B-1

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger agreement and the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, more fully, you should carefully read this entire proxy statement, including its appendixes. The merger agreement is attached as Appendix A to this proxy statement and the amended and restated articles of incorporation is attached as Appendix B to this proxy statement. We encourage you to read the merger agreement and the amended and restated articles of incorporation completely, as those documents, and not this summary, are the legal documents that govern the merger and your rights as a shareholder. Each item in this summary includes a page reference directing you to a more complete description in this proxy statement of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under Where You Can Find More Information beginning on page 57.

Parties to the Merger (page 30)

VISION GLOBAL SOLUTIONS, INC.

History and Development of Vision Global Solutions, Inc.

Outer Edge Holdings, Inc. (“Outer Edge”) was incorporated under laws of the Province of Ontario as “Consumer General Inc.” on September 9, 1988. On March 29, 1999, Outer Edge amalgamated with 1345166 Ontario Inc. to form and continue under the name “Outer Edge Holdings Inc.” Outer Edge had no subsidiaries or affiliates. In November 2003, we began the process to change our incorporation domicile from Ontario, Canada to Nevada. Vision Global Solutions Inc., a Nevada corporation (the “Company”, “Vision Global” or “VIGS”), was formed on November 20, 2003 to reincorporate the Company as a Nevada corporation. On January 7, 2005, VIGS completed its redomestication with the filing of its articles of domestication.

The Company’s Status As A Shell Company

The Company has no business operations and nominal assets and liabilities. The Company is a “shell” company as that term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”), as well as SEC Release Number 33-8407. The term “shell company” means a registrant, other than an asset-backed issuer, that has no or nominal operations, and either: (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

As a shell company, we seek to identify and pursue a business combination transaction with private business enterprises that might have a desire to take advantage of the Company’s status as a public corporation through a capital stock exchange, merger, asset acquisition or other similar business combination, which such transactions sometimes are referred to as “reverse acquisitions” or “reverse mergers.” We have no full-time employees and do not own or lease any property.

Our common stock is traded on the Over the Counter Bulletin Board (“OTCBB “) under the symbol “VIGS.OB.” In addition to OTCBB, our stock trades on the OTC Market as an OTCQB tier stock. Until recently, most small, fully-reporting issuers were listed exclusively on the OTCBB. However, many fully-reporting issuers, including us, are now traded on what is commonly referred to as the “OTC Pink Sheets” or “OTC Markets”, which are owned and controlled by Pink OTC Markets, Inc., a privately-held, non-governmental entity.

FRACROCK INTERNATIONAL, INC.

FracRock International, Inc. (“FRI”) is a Delaware corporation engaged in the business of oil and gas services related primarily to international shale oil and gas development and secondarily conventional oil and gas service opportunities outside the United States. FRI plans to utilize its strategic relationships for oilfield service business development in the Latin American countries, with a particular focus in Mexico, Argentina, Colombia and Brazil. FRI’s principal executive offices are located at 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043. The phone number for FRI is (281) 531-7200.

FRI had no business activities prior to the acquisition of Frac Rock International, Inc., a company incorporated in British Virgin Islands (“FRIBVI”). As a result, references to FRI’s prior business activities, financial results and associated risk factors are those of FRIBVI.

There is no established public trading market for any of FRI’s securities.

If the merger is completed, FRI will become a wholly owned subsidiary of Vision. Vision will change its name to Eco-Stim Energy Solutions, Inc. and Vision and FRI will combine their respective business operations.

Summary of the Merger (page 44)

The merger agreement provides that MergerCo (a wholly owned subsidiary of Vision) will be merged with and into FRI, which will continue as the surviving corporation under the name “FracRock International, Inc.” In the merger, (1) each outstanding share of FRI common stock will be exchanged for one share of our common stock; and (2) each outstanding option to purchase shares of common stock of FRI will be exchanged for an option to purchase the same number of shares of our common stock on the same terms, each after effecting the reverse stock split described below. After the merger, FRI will become our wholly owned subsidiary. In the merger, and after taking into account a one-for-480 reverse stock split, we currently anticipate issuing up to 5,472,648 shares of our common stock to existing holders of common stock of FRI and options to purchase 127,301 shares of our common stock to existing holders of options to purchase common stock of FRI.

Immediately following the merger (and taking into account the reverse stock split and other transactions contemplated by our amended and restated articles of incorporation), FRI’s existing shareholders will own an estimated approximately 97.2% of our outstanding common stock, assuming 5,472,648 share of our common stock are issued to FRI’s existing shareholders in connection with the merger.

FRI is currently engaged in a private placement of its common stock, which is expected to close before the merger occurs at an issue price of $6.00 per share. The private placement could result in the issuance of 333,333 to 2,500,000 additional shares of common stock of FRI. For purposes of this proxy statement, it is assumed that 2,500,000 shares of common stock of FRI will be issued in connection with the private placement, and thus there will be a total of 5,472,648 shares of common stock of FRI outstanding immediately prior to the merger. The securities offered pursuant to the private placement have not and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Special Meeting of Our Shareholders (page 27)

Time, Date and Place. The special meeting will be held on November 21 , 2013, beginning at 9:00 a.m., local time, at Vinson & Elkins, LLP, 1001 Fannin St., Suite 2500, Houston, Texas 77002, and at any adjournment or postponement of the special meeting.

Purpose. The purpose of the special meeting is to consider and vote upon proposals to approve the merger agreement and the amended and restated articles of incorporation, including the reverse stock split, the increase in the number of authorized shares of our preferred stock and the name change.

Record Date and Quorum. We have fixed the close of business on October 21 , 2013 as the record date for the special meeting, and only shareholders of record on the record date are entitled to vote at the special meeting. You may vote all shares of our common stock that you owned of record as of the close of business on the record date. The presence at the special meeting, in person or by proxy, of the holders of shares of voting stock representing at least a majority of the total voting power of the shares of voting stock that are eligible to be voted on the record date is necessary to constitute a quorum for the transaction of business at the special meeting.

Vote Required. Approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock requires the approval of the holders, as of the record date, of a majority of the outstanding shares of our common stock entitled to vote and represented, in person or by proxy, at the special meeting. Cumulative voting is not permitted.  Each of the merger proposal, the name change proposal and the reverse stock split proposal is cross-conditioned upon the approval of the other, and none of those proposals will be deemed approved unless all are approved.

Voting and Proxies. If you hold stock in your name as a shareholder of record, you may vote in person at the meeting, vote by telephone, or by returning the accompanying proxy card in the enclosed envelope. If you hold your stock through a broker, bank or other nominee, you must direct the broker, bank or other nominee how to vote your shares in accordance with the instructions that you have received, or will receive, from that person.

Right to Revoke Proxies. If you hold stock in your name as a shareholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by: (1) attending the special meeting in person and voting; (2) submitting a later-dated proxy card; or (3) notifying us that you are revoking your proxy by delivering a later-dated written statement to that effect to us at Vision Global Solutions, Inc., 20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014, Attention: Chief Executive Officer.

Risk Factors (page 15)

In evaluating the merger and the merger agreement and before deciding how to vote your shares, you should carefully review the section of this proxy statement entitled “Risk Factors,” which describes risk factors relating to the merger and to the post-merger operations of FRI’s business.

Reasons for the Merger (page 31)

In August 2013, the management of FRI contacted the shareholders of Vision due to their interest in providing liquidity to their existing shareholders and increasing their ability to raise additional capital through the public markets.

In reaching the decision to merge with FRI, the sole member of our board of directors also considered the following factors:

●      our current lack of liquidity and our outstanding liabilities;

●      the collective experience of the management of FRI in the capital markets and in the global pressure pumping business; and

●      the benefits of merging with an operating entity.

The foregoing discussion of the information and factors considered by the sole member of our board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction, the sole member of our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations.

Based on these and other factors, the sole member of our board of directors believes that the merger represents the best available option for us to continue as a going concern and the business combination provides the best existing alternative for our common stockholders to receive value on their investment.

Recommendation of Our Sole Director (page 47, page 49, page 50 and page 51)

The sole member of our board of directors has determined that the merger, the merger agreement and the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, are advisable, and that such documents are fair to and in the best interests of our shareholders, has approved and authorized in all respects the merger agreement and the amended and restated articles of incorporation and recommends that you vote “FOR” (1) the approval of the merger agreement, (2) the approval of the reverse stock split, (3) the approval of the name change and (4) the approval of the increase in the number of authorized shares of our preferred stock.

Interests in the Merger of Our Sole Director and Executive Officer and Other Related Persons (page 31)

As of the record date, our sole director and executive officer beneficially owned approximately 5.30% of our outstanding common stock. Our sole director and executive officer beneficially owns 41,667 shares of FRI. Other than his interest as a shareholder, he has no direct or indirect interest in the merger, the merger agreement, the reverse stock split, the name change or the increase in authorized preferred stock.

Material United States Federal Income Tax Consequences of the Merger (page 32)

Neither our Company nor our shareholders will recognize any gain or loss or income as a result of the merger or the reverse stock split.

Effects of the Merger, the Reverse Stock Split and the Increase in Authorized Preferred Stock on our Current Shareholders (page 45, page 48 and page 51)

While the merger itself will not affect any of our currently outstanding shares of stock, the issuance of our shares in the merger will decrease our existing shareholders’ percentage equity ownership. Furthermore, the amended and restated articles of incorporation, which must be filed prior to the merger as a condition to closing the merger, will affect the rights of our shareholders. When the amended and restated articles of incorporation are filed, our common stock will undergo a one-for-480 reverse stock split. The reverse stock split shall not immediately affect any of our shareholder’s proportional equity interest, nor will it change any of the rights of the existing holders of our common stock. However, after the reverse stock split is effectuated, our current shareholders will own fewer shares than they presently own (a number equal to one-480th the number of shares owned immediately prior to the reverse stock split). Furthermore, because of the reverse stock split, more authorized shares of common stock will be available for issuance; the reverse stock split will not decrease the 200,000,000 shares of our common stock authorized under the amended and restated articles of incorporation. If these shares are issued, they will decrease our existing shareholders’ percentage equity ownership and, will be dilutive to our existing shareholders.

 The amended and restated articles of incorporation also increase the number of authorized shares of preferred stock. When we issue these shares of preferred stock, such issuances will also decrease our existing shareholders’ percentage equity ownership and could be dilutive.

Conditions to Closing the Merger (page 46)

Before the merger can be completed, a number of closing conditions must be satisfied by both parties, including the approval of the merger agreement, the reverse stock split and the name change by our shareholders.

Changes in Directors and Management (page 45)

After the merger, the board of directors of FRI will become the board of directors of the surviving company. Also, at the closing of the merger, our sole director will increase the number of directors on our board of directors from one to five, appoint the five persons designated by FRI to serve on our board of directors and resign as a director and officer. FRI has advised us that it intends to designate Bjarte Bruheim, Jon Chris Boswell, Thomas E. Hardisty, Carlos A. Fernandez and Jogeir Romestrand to our board of directors.

SUMMARY PRO FORMA INFORMATION

The unaudited pro forma information of the Company set forth below gives effect to the merger of FRI if it had been consummated as of the beginning of the applicable period. The unaudited pro forma information has been derived from the historical consolidated financial statements of the Company and FRI. The unaudited pro forma information is for illustrative purposes only. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that would have been achieved had the acquisition occurred in the past or the future financial results that the Company will achieve after the acquisition.

Vision Global Solutions, Inc.
Pro Forma Combined Condensed Statements of Operations
Year Ended December 31, 2012
(unaudited)

	VIGS	FRI	Pro Forma Adjustments		Pro Forma Combined

Revenue	$—	$10,660	$—		$10,660
Cost of sales	—	5,341	—		5,341
Gross profit	—	5,319	—		5,319
Selling, general and administrative expenses	35,825	2,407,868	—		2,443,693
Loss before provision for income taxes	(35,825)	(2,402,549)			(2,438,374)
Provision for income taxes	—	—	—		—
Net loss	$(35,825)	$(2,402,549)	$—		$(2,438,374)
Net loss per common share – basic and diluted	$(0.00)	$(35.69)	—		$(0.43)
Weighted average number of common shares outstanding – basic and diluted	75,493,885	67,316	(69,931,274	)(1)	5,629,927

(1)	To reflect reverse stock split, conversion of preferred shares and convertible debt.

Vision Global Solutions, Inc.
Pro Forma Combined Condensed Balance Sheet
June 30, 2013
(unaudited)

	VIGS	FRI	Pro Forma Adjustments		Pro Forma Combined

ASSETS
CURRENT ASSETS
Cash	$11,209	$855,523	$13,950,000	(1)	$14,816,732
Accounts receivables	—	29,897			29,897
Prepaid expenses	—	149,344			149,344
Total Current Assets	11,209	1,034,764	13,950,000		14,995,973

Equipment, net	—	24,937	—		24,937

TOTAL ASSETS	$11,209	$1,059,701	$13,950,000		$15,020,910

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$7,325	$421,479	$(44,825)	(2)	$383,979
Advances payable – related party	165,959	—	(165,959)	(2)	—
Line of credit – related party	124,502	—	(124,502)	(2)	—
Convertible note payable	—	1,000,000	(1,000,000)	(4)	—
Total Current Liabilities	$297,786	$1,421,479	$(1,335,286)		$383,979

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT)
Series A preferred stock	$—	$3,496,500	$(3,496,500)	(3)	$—
Common stock	75,494	673	(70,837)	(3)	5,630
			300	(4)
Additional paid-in capital	4,525,605	126,292	13,950,000	(1)	18,616,544
			335,286	(2)
			3,567,337	(3)
			999,700	(4)
			(4,887,676)	(5)
Accumulated deficit	(4,887,676)	(3,985,243)	4,887,676	(5)	(3,985,243)
Total Stockholders’ Equity (deficit)	(286,577)	(361,778)	15,285,286		14,636,931

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$11,209	$1,059,701	$13,950,000		$15,020,910

(1)	To adjust for equity raise net of 7% of commission paid.

(2)	To eliminate liabilities in accordance with merger agreement, including $37,500 accrued interest converted to common stock related to FRI convertible note payable.

(3)	To convert preferred stock to common stock and to reflect the reverse stock split.

(4)	To reflect the conversion of the convertible note payable in accordance with merger agreement.

(5)	To eliminate accumulated deficit in accordance with merger agreement and reverse stock split.

Vision Global Solutions, Inc.
Pro Forma Combined Condensed Statements of Operations
Six Month Period Ended June 30, 2013
(unaudited)

	VIGS	FRI	Pro Forma Adjustments		Pro Forma Combined

Revenue	$—	$4,800	$—		$4,800
Cost of sales	—	2,400	—		2,400
Gross profit	—	2,400	—		2,400
Selling, general and administrative expenses	20,021	1,565,597	—		1,585,618
Loss before provision for income taxes	(20,021)	(1,563,197)	—		(1,583,218)
Provision for income taxes	—	—	—		—
Net loss	$(20,021)	$(1,563,197)	$—		$(1,583,218)
Net loss per common share – basic and diluted	$(0.00)	$(23.22)	—		$(0.28)
Weighted average number of common shares outstanding – basic and diluted	75,493,885	67,316	(69,931,274	)(1)	5,629,927

(1)	To reflect reverse stock split, conversion of preferred shares and convertible debt.

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The table below sets forth historical and unaudited pro forma combined per share information of VIGS and FRI.

	As of and for the Six Months Ended June 30, 2013	As of and for the Year Ended December 31, 2012
Historical – FracRock International, Inc.
Income (loss) from continuing operations per share	(23.22)	(35.63)
Diluted income (loss) from continuing operations per share	(23.22)	(35.69)
Book value per share	(5.37)	16.80

	As of and for the Six Months Ended June 30, 2013	As of and for the Year Ended December 31, 2013
Historical – Vision Global Solutions, Inc.
Income (loss) from continuing operations per share	—	—
Diluted income (loss) from continuing operations per share	—	—
Book value per share	—	—

Pro Forma Combined
Income (loss) from continuing operations per share	(0.28)	(0.43)
Diluted income (loss) from continuing operations per share	(0.28)	(0.43)
Book value per share	2.60	2.68

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting, the proposed merger and the proposed amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, including the appendices to this proxy statement.

Q:	Why am I receiving this proxy statement and the proxy card?

A:
You are being asked to approve the merger agreement between the Company and MergerCo, on the one hand, and FRI, on the other hand. In connection with the transactions contemplated by the merger agreement, you are also being asked to approve the amended and restated articles of incorporation, which will effectuate a one-for-480 reverse stock split, an increase in the number of our authorized preferred stock from 5,000,000 shares to 50,000,000 shares and a change in our name. You have been sent this proxy statement and the enclosed proxy card because the sole member of our board of directors is soliciting your proxy to vote at the special meeting of shareholders called for the purpose of voting on the foregoing matters.

Q:	What is the proposed transaction?

A:
The proposed transaction is the filing of the amended and restated articles of incorporation, which will effectuate a one-for-480 reverse stock split, a change in our name and an increase in the number of our authorized preferred stock from 5,000,000 shares to 50,000,000 shares, followed by the merger of MergerCo into FRI. As a result of the merger, the Company (through its ownership of MergerCo) will succeed to all of the rights, assets, and liabilities of FRI, and FRI will become our wholly owned subsidiary.

Q:	Why is our sole director proposing the merger with FRI?

A:
As a shell company, we have been pursuing a business combination transaction with an existing private enterprise that might have a desire to take advantage of our status as a public corporation. Our sole director believes it is in the best interest of our existing shareholders to effectuate a business combination transaction through which we may have an operating business in order to potentially increase shareholder value and the marketability and liquidity of our common stock.

Q:	Why is our sole director proposing the reverse stock split and the name change in the amended and restated articles of incorporation?

A:
The proposed changes made to our articles of incorporation are necessary for us to comply with the terms of the merger agreement. If the reverse stock spilt and name change in the amended and restated articles of incorporation are not approved, the merger will not be completed. Similarly, since our articles of incorporation are being amended and restated to facilitate the merger, if the merger is not approved, we will not proceed with the amended and restated articles of incorporation.

Q:	Why is our sole director proposing the increase in our preferred stock in the amended and restated articles of incorporation?

A:
The proposed increase in our preferred stock is for capital raising purposes to support the Company’s growth. In particular, while no transaction is currently contemplated, the preferred stock could be issued at a premium to our common stock price and could be less restrictive than collateralized debt. Further, in difficult capital markets, it is possible that the only capital available to finance the Company’s growth may come from investors requiring a preferred security. The sole member of the board of directors believes that in a capital intensive business, the management team should be equipped with as many tools as possible to adequately finance the Company. We currently have no specific plans or understandings with respect to the issuance of any preferred stock.

Q:	Are there any conditions to the completion of the merger?

A:
Yes. The merger agreement specifies various important closing conditions, including, but not limited to (1) approval of the merger agreement by both our shareholders and FRI’s shareholders, (2) approval of the reverse stock split and (3) approval of  the name change. These are described in greater detail below under “Closing Conditions” (page 46).

Q:	What will happen if our shareholders approve the proposals?

A:
If our shareholders approve the transaction with FRI, then shortly following the special meeting, we will file the amended and restated articles of incorporation with the Secretary of State of Nevada to effectuate the reverse stock split, the increase in the number of authorized preferred stock and the name change. Immediately thereafter, subject to the satisfaction of certain conditions set out in the merger agreement, we will file a short-form certificate of merger with the Secretary of State of Delaware and issue shares of our common stock to the shareholders of FRI in exchange for all of the outstanding shares of common stock of FRI, and FRI will become our wholly owned subsidiary.

Q:	What will happen if our shareholders do not approve the merger, the reverse stock split, the name change or the increase in authorized preferred stock?

A:
If the merger, the reverse stock split or the name change are not approved by our shareholders, the merger agreement will be terminated and we will continue to seek out and pursue a business combination transaction with an existing private business enterprise. If we do not consummate the merger, we also will not proceed with the reverse stock split or the name change, regardless of whether or not they have been approved by our shareholders.

Q:	How will my shares of stock be affected by the reverse stock split and the increase in authorized preferred stock?

A:
If the merger, the reverse stock split, the name change and the increase in authorized preferred stock are approved, the amended and restated articles of incorporation will be filed and become effective immediately prior to the closing of the merger. When the amended and restated articles of incorporation become effective, our shares of common stock will undergo a one-for-480 reverse stock split. The reverse stock split will not affect any of our shareholder’s proportional equity interests in the Company, nor will it change any of the rights of the existing holders of our common stock. Shareholders should recognize, however, that after the reverse stock split is effectuated, they will own fewer shares than they presently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by 480). Furthermore, because of the reverse stock split, more authorized shares of common stock will be available for issuance; the reverse stock split will not decrease the 200,000,000 shares of our common stock authorized under the amended and restated articles of incorporation. If these shares are issued, they will decrease our existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing shareholders.

The amended and restated articles of incorporation also increase the number of authorized shares of preferred stock. When we issue these shares of preferred stock, such issuances will also decrease our existing shareholders’ percentage equity ownership and could be dilutive.

Q:	How will my shares of stock be affected by the merger?

A:
Our existing shareholders will not be affected by the merger other than the dilutive effects of the issuance of additional shares of the Company to the shareholders of FRI and the resulting effects of the amended and restated articles of incorporation as previously described. If the proposed merger is completed, (1) each outstanding share of common stock of FRI will be exchanged for one share of our common stock and (2) each outstanding option to purchase shares of common stock of FRI will be exchanged for an option to purchase the same number of shares of our common stock on the same terms.

Q:
Will I have dissenters’ rights as a result of the merger or the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock?

A:
No. Under Nevada law, dissenters’ rights only apply in limited circumstances or as otherwise provided in a corporation’s governing documents. Since these circumstances are not applicable to the merger or the amended and restated articles of incorporation, no dissenters’ rights are available.

Q:	What type of business will the Company conduct after the merger?

A:
After the merger, FRI will be our wholly owned subsidiary. FRI is an environmentally conscious oilfield service and technology company focused on providing the latest well stimulation and completion techniques to international unconventional markets currently being developed. Through the Company’s unique EcoStimSM Solutions, the Company will deliver “ecologically friendly” well stimulation services.

Q:	When and where is the special meeting?

A:	The special meeting will be held on November 21 , 2013 at 9:00 a.m., local time, at Vinson & Elkins, LLP, 1001 Fannin Street, Suite 2500 Houston, TX 77002.

Q:	Who is soliciting my proxy?

A:	The sole member of the board of directors of the Company is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of shareholders.

Q:	Are all shareholders as of the record date entitled to vote at the special meeting?

A:
Yes. All shareholders who own our common stock at the close of business on October 21 , 2013, the record date for the special meeting, are entitled to receive notice of the special meeting and to vote the shares of our common stock that they hold on the record date at the special meeting, or at any adjournment or postponement of the special meeting.

Q:	Are all shareholders as of the record date entitled to attend the special meeting?

A:
Yes. All of our shareholders as of the record date, or their legally authorized proxies named in the proxy card, may attend the special meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If your shares are held in the name of a broker, bank or other nominee, you should bring a proxy or letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and authorizing you to vote such shares at the meeting.

Q:	What vote of our shareholders is required to approve the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock?

A:
Approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock requires the approval of the holders, as of the record date of October 21 , 2013, of a majority of the outstanding shares of our common stock entitled to vote and represented, in person or by proxy, at the special meeting. Accordingly, failure to vote or abstaining from voting will have the same effect as a vote against approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock. The Company as the sole shareholder of MergerCo, approved the merger and merger agreement on September 16, 2013.

Each of the merger proposal, the name change proposal and the reverse stock split proposal is cross-conditioned upon the approval of the other, and none of those proposals will be deemed approved unless all are approved.

Q:	Does our sole director recommend that our shareholders vote “FOR” the approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock?

A:	Yes. After careful consideration, our sole director recommends that you vote:

FOR           approval of the merger agreement;

FOR           approval of the reverse stock split;

FOR           approval of the name change; and

FOR           approval of the increase in authorized preferred stock.

Q:	How do I cast my vote if I hold my shares in my name?

A:
We urge you to read this proxy statement carefully, including its appendices. You can then ensure that your shares are voted at the special meeting by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Alternatively, you may vote your shares at the meeting or by phone as disclosed on the attached proxy card.

If you properly transmit your proxy but do not indicate how you want to vote, your proxy will be voted:

FOR           approval of the merger agreement;

FOR           approval of the reverse stock split;

FOR           approval of the name change; and

FOR           approval of the increase in authorized preferred stock.

Q:	How do I cast my vote if my shares are held by my broker, bank or other nominee?

A:
Your broker, bank or other nominee will not vote your shares on your behalf unless you provide instructions on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to provide voting instructions. Without those instructions, your shares will not be voted, which will have the same effect as voting against approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock..

Q:	How can I revoke or change my vote?

A:
You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by: (1) attending the special meeting in person and voting; (2) submitting a later-dated proxy card; or (3) notifying us that you are revoking your proxy by delivering a later-dated written statement to that effect to us at Vision Global Solutions, Inc., 20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014, which must be received at least one day prior to the date of the meeting. Simply attending the special meeting, however, will not be sufficient to revoke your proxy. Furthermore, if you have instructed a broker, bank or other nominee to vote your shares, these options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:
If your shares are registered differently and are in more than one account, you will receive more than one proxy card or, if your shares are held in the name of a broker, bank or other nominee, more than one vote instruction card from your broker, bank or other nominee. Please sign, date and return all of the proxy cards and vote instruction cards that you receive to ensure that all of your shares are voted.

Q:	What happens if I sell my shares before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting and is earlier than the date that the merger, if approved, will be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote those shares.

Q:	When do you expect the merger to be completed and the amended and restated articles of incorporation to become effective?

A:
We are working toward completing the merger as quickly as possible and we anticipate that the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, will become effective and the merger will be completed promptly after the special meeting, assuming satisfaction or waiver of all of the conditions to the merger that are specified in the merger agreement. Because the merger is subject to certain conditions, the exact timing of the completion of the merger and the likelihood of the consummation of the merger cannot be predicted with certainty. If any of the conditions in the merger agreement are not satisfied or waived, the merger agreement may terminate as a result. In addition, if the merger is not completed by November 15, 2013, the merger agreement may be terminated at the discretion of either the Company or FRI. (See “Risk Factors−Risks Related to FRI and Its Business” and “−Risks Associated with the Merger”)

Q:	Who will bear the cost of this proxy solicitation?

A:
The expenses of preparing, printing and mailing this proxy statement and the proxies solicited by this proxy statement will be borne by us. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q:	Who can help answer my other questions?

A:
If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you can call (408) 517-3311 or email toddwaltzVIGS@gmail.com. If your broker, bank or other nominee holds your shares, you should call that person for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We caution you that this proxy statement contains forward-looking statements regarding, among other things, the proposed merger and the anticipated consequences and benefits of such transaction, and other financial, business, and operational items relating to the parties to the merger agreement.

Forward-looking statements involve known and unknown risks, assumptions, uncertainties, and other factors. Statements made in the future tense, and statements using words such as “may,” “can,” “will,” “could,” “should,” “predict,” “aim,” “potential,” “continue,” “opportunity,” “intend,” “goal,” “estimate,” “expect,” “expectations,” “project,” “projections,” “plans,” “anticipates,” “believe,” “think,” “confident , ” “scheduled” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond our control. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement. We disclaim any obligation to update any of these forward-looking statements as a result of new information, future events, or otherwise, except as expressly required by law.

You should review the section of this proxy statement entitled “Risk Factors” for a discussion of the factors that could cause actual results to differ materially from those discussed in the forward-looking statements.

RISK FACTORS

In addition to the other information included in this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for the proposal to approve the merger and the proposals to approve and adopt the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock. In addition, you should read and consider the risks associated with the businesses of FRI because these risks will also affect the combined company following the merger. You should also read and consider the other information in this proxy statement.

Risks Associated with the Merger

If the merger is not completed, we may be forced to discontinue our operations.

The merger is subject to a number of conditions that are outside of our control. We cannot assure you that these conditions will be satisfied or waived. Accordingly, if the merger is terminated, we will need to identify and consummate another strategic transaction or financing opportunity. Failure to do so in a timely manner could result in the resignation of our sole director thus causing us to lose our listing status.

If the costs associated with the merger exceed the benefits, the post-merger company may experience adverse financial results, including increased losses.

Our Company and FRI will incur significant transaction costs as a result of the merger, including legal and accounting fees. Actual transaction costs may substantially exceed our current estimates and may adversely affect the post-merger company’s financial condition and operating results. If the benefits of the merger do not exceed the costs associated with the merger, the post-merger Company’s financial results could be adversely affected, resulting in, among other things, increased losses.

Consummation of the merger will result in significant dilution to our existing shareholders.

Upon consummation of the merger, our existing shareholders will hold, in total, only approximately 2.8% of the total number of outstanding shares of our capital stock. After the merger, we may need to issue additional shares of capital stock to fund our business, which could lead to further dilution of our existing shareholders’ ownership interests.

Following the merger, the existing shareholders of FRI will control our company.

Following the merger, the existing shareholders of FRI will own a total of approximately 97.2% of the total outstanding shares of our common stock, assuming FRI’s existing shareholders hold 5,472,648 common shares of FRI immediately prior to the merger. In addition, pursuant to the merger agreement, the current FRI board of directors will remain as the board of directors of the surviving company and FRI will appoint all of the members of our newly formed five-member board of directors. This means that the existing management and shareholders of FRI will have the right, if they were to act together, to exercise control over us, including making decisions with respect to issuing additional shares, entering into mergers, asset sales, and other fundamental transactions, and further amending the terms of our amended and restated articles of incorporation.

We cannot assure you that a market will exist for our common stock after the merger.

Although our common stock is quoted on the OTC markets, a regular trading market for our securities may not be sustained in the future. Quotes for stocks listed on the OTC markets are not listed in the financial sections of newspapers and newspapers generally have very little coverage of stocks quoted solely on the OTC markets. Accordingly, prices for and coverage of securities quoted solely on the OTC markets may be difficult to obtain. In addition, stock quoted solely on the OTC markets tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on the NYSE, AMEX or NASDAQ exchanges. All of these factors may cause holders of our common stock to be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

●	changes in interest rates and the price of oil and natural gas;

●	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	variations in quarterly operating results;

●	changes in financial estimates by securities analysts;

●	the depth and liquidity of the market for our common stock;

●	investor perceptions of our company after the merger with FRI; and

●	general economic and other national and international conditions.

In the event the merger does not close, an alternative to the merger may not be available to us and, if available and completed, may be less attractive to our equity holders than the merger. The company may be forced to file for bankruptcy or cease filing reports with the SEC.

We believe that the completion of the merger is critical to our continuing viability. If the merger is not completed, an alternative transaction or restructuring arrangement may not be available, or if available, may not be on terms as favorable to our equity holders as the terms of the merger. As such, we may be forced to cease filing reports with the SEC. In such case, an investment in our Company will likely decline in value or become worthless and shareholders of our Company may lose their entire investment.

The current officers and directors of FRI exercise significant voting control over FRI and will therefore exercise significant voting control over Vision subsequent to the merger, including all corporate decisions and the appointment of directors.

Following the merger, the officers and directors of FRI will be able to vote an aggregate of 1,084,650 voting shares, equal to 19.8% of our then outstanding voting stock. The officers and directors of FRI will therefore exercise significant control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, as well as the power to effectively prevent or cause a change in control. Any investor who purchases shares in our Company will be a minority shareholder and as such will have little to no say in the direction of our Company and the election of directors. Additionally, it will be difficult if not impossible for investors to remove our directors, which will enable such directors to control who serves as officers of our Company as well as any changes in our board of directors.

Risks Related to Vision and its Business

Because our common stock is considered a “penny stock,” certain rules may impede the development of increased trading activity and could affect the liquidity for stockholders.

Our common stock is subject to the SEC “penny stock rules.” These rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the “penny stock rules” require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities, and, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. In addition, the penny-stock rules could have an adverse effect on our ability to raise capital in the future from offerings of our common stock.

On July 7, 2005, the SEC approved amendments to the penny stock rules. The amendments provide that broker-dealers are required to enhance their disclosure schedule to investors who purchase penny stocks, and that those investors have an explicit “cooling-off period” to rescind the transaction. These amendments could place further constraints on broker-dealers’ ability to sell our securities.

We have incurred, and expect to continue to incur, increased costs and risks as a result of being a public company.

As a public company, we are required to comply with the Sarbanes-Oxley Act of 2002, or SOX, as well as rules and regulations implemented by the SEC. Changes in the laws and regulations affecting public companies, including the provisions of SOX and rules adopted by the SEC, have resulted in, and will continue to result in, increased costs to us as we respond to these requirements. Given the risks inherent in the design and operation of internal controls over financial reporting, the effectiveness of our internal controls over financial reporting is uncertain. If our internal controls are not designed or operating effectively, we may not be able to issue an evaluation of our internal control over financial reporting as required or we or our independent registered public accounting firm may determine that our internal control over financial reporting was not effective. In addition, our registered public accounting firm may either disclaim an opinion as it relates to management’s assessment of the effectiveness of our internal controls or may issue an adverse opinion on the effectiveness of our internal controls over financial reporting. Investors may lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and which could affect our ability to run our business as we otherwise would like to. New rules could also make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the coverage that is the same or similar to our current coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, and as executive officers. We cannot predict or estimate the total amount of the costs we may incur or the timing of such costs to comply with these rules and regulations.

Compliance with Section 404 of the SOX will continue to strain our limited financial and management resources.

We incur significant legal, accounting and other expenses in connection with our status as a reporting public company. SOX and new rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and made some activities more time-consuming and costly. In addition, SOX requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 of SOX requires that we incur substantial accounting expense and expend significant management efforts. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 of SOX in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. In addition, the terms of our senior credit facility prohibit us from paying dividends and making other distributions. As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

We currently have a sporadic, illiquid, volatile market for our common stock, and the market for our common stock may remain sporadic, illiquid, and volatile in the future.

We currently have a highly sporadic, illiquid and volatile market for our common stock, which market is anticipated to remain sporadic, illiquid and volatile in the future and will likely be subject to wide fluctuations in response to several factors, including, but not limited to:

●	actual or anticipated variations in our results of operations;

●	our ability or inability to generate revenues;

●	the number of shares in our public float;

●	increased competition; and

●	conditions and trends in the market for oil and gas and down-hole services.

Furthermore, because our common stock is traded on the OTCBB, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Shareholders and potential investors in our common stock should exercise caution before making an investment in our company, and should not rely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine the value of our common stock based on the information contained in our public reports, industry information, and those business valuation methods commonly used to value private companies.

Our management chose to change the direction of our company toward a new strategy of investing in oil producing properties.

We are not an experienced oil and gas producer and will rely on the operational expertise of operators of the properties in which we invest. There may be inherent risks in such operations that we may not be able to predict or anticipate and therefore we cannot assure you that production volume, crude oil prices and operating expense assumptions used in our acquisition analysis will be achieved.

Risks Related to FRI and its Business

FRI had no business activities prior to the acquisition of Frac Rock International, Inc., a company incorporated in British Virgin Islands (“FRIBVI”). As a result, references to FRI’s prior business activities, financial results and associated risk factors are those of FRIBVI.

FRI has limited operating history and only minimum revenues.

FRI has a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of a new business enterprise.  FRI was originally formed in December 2011 to: (i) assemble an experience oilfield service management team; (ii) develop the unconventional pressure pumping market in Latin America, specifically Argentina, (iii) offer expertise through consulting services, (iv) acquire a Memorandum of Understanding (MOU) for unconventional work in the Neuquén province of Argentina with a major oil and gas operator, and (iv) identify unconventional pressure pumping and coiled-tubing equipment for deployment to Argentina.  To date, FRI has only generated minimal revenue from its consulting operations.  There can be no assurance that FRI will be able to successfully generate additional revenues, or obtain operating profitably.  Additionally, FRI has a very limited business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in FRI.  Any investment in FRI should be considered a high risk investment because the investor will be placing funds at risk in FRI with unforeseen costs, expenses, competition, and other problems to which new ventures are often subject.  Investors should not invest in FRI unless they can afford to lose their entire investment.  As FRI is early in the revenue generation process, its prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive industry.

FRI has limited sources of liquidity. Any trading market that develops in FRI’s stock may be highly illiquid and may not reflect the underlying value of FRI’s net assets or business prospects.

FRI requires substantial capital to pursue its operating strategy. As FRI has no internal sources of liquidity, it will continue to rely on external sources for liquidity, and for the foreseeable future.

FRI may face intense competition in its industry.

The industry in which FRI competes is highly competitive, and most of FRI’s potential competitors will have greater financial resources than FRI. Although, at this time, FRI believes that there are inadequate services being offered locally in Argentina, there can be no assurance that additional competitors will not enter markets served or proposed to be served by FRI, that FRI will be able to compete successfully, or that FRI will have adequate funds to compete.

The customer base is concentrated within the oil and natural gas production industry and loss of a significant customer or the existing customer contracts could cause the revenue to decline substantially and adversely affect the business.

FRI’s business is highly dependent on the existing agreements and the relationships with potential customers and technology partners. Revenues from these potential customers and revenues from joint ventures with will the technology partners represent a substantial portion of the total future revenues. A reduction in business from any of these arrangements resulting from reduced demand for their own products and services, a work stoppage, sourcing of products from other suppliers or other factors could materially impact the business, financial condition and results of operations. In addition, the inability of suppliers to timely deliver the required equipment for the new hydraulic fracturing fleet could have a material adverse impact on FRI’s ability to perform under the existing agreements. FRI expects that FRI will continue to derive a significant portion of FRI’s revenue from a relatively small number of customers in the future. The existing agreements do not obligate those customers. In addition, the agreements contain provisions whereby the customers may terminate the agreement contract in the event FRI is unable to perform under the terms of the contract or make adjustments to service and/or materials fees payable thereunder based on changing market conditions.

The existing agreements are subject to termination by them under certain circumstances and any such termination could have a material adverse effect on the business.

FRI may not be able to renew the existing agreements on attractive terms or at all, which could adversely impact the results of operations, financial condition and cash flows.

FRI can provide no assurance that FRI will be able to successfully fulfill, renew or replace the existing agreements with new agreements on or prior to their expiration on terms satisfactory to FRI or the operator or that FRI will be able to continue to provide services under those existing contracts without service interruption. If FRI is not able to either renew or enter into additional service contracts, the results of operations, financial condition and cash flows could be adversely impacted.

FRI is dependent on entering into additional service contracts to grow the business.

FRI may have difficulty managing growth in the business, which could adversely affect the financial condition and results of operations.

FRI does not have highly sophisticated systems to forecast its future revenue or profitability and therefore could experience difficulty in managing its growth and associated working capital needs.

FRI’s ability to successfully operate depends on the availability of water.

Hydraulic fracturing, and pressure pumping more generally, requires a significant supply of water, and water supply and quality are important requirements to FRI’s operations. FRI intend to meet our water requirements are met from sources on or near their sites, but there is no assurance that FRI will be able to obtain a sufficient supply of water from sources in these areas, some of which are prone to drought.

FRI may be unable to maintain pricing on FRI’s core services.

Pressures stemming from fluctuating market conditions and oil and natural gas prices may make it increasingly difficult to maintain the prices. FRI has faced, and will likely continue to face, pricing pressure from the competitors. If FRI is unable to maintain pricing on FRI’s core services, the financial results will be negatively impacted.

Because the oil and natural gas industry is cyclical, FRI’s operating results may fluctuate.

Oil and natural gas prices are volatile. Future fluctuations in such prices may result in a decrease in the expenditure levels of oil and natural gas companies and drilling contractors which in turn may adversely affect FRI.

The activity level of FRI’s customers, spending for FRI’s products and services, and payment patterns may be impacted by deterioration in the credit markets.

Many of the customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. In late 2008 and early 2009, there was a significant decline in the credit markets and the availability of credit, the effects of which may continue to be felt in 2013. Additionally, many of the potential customers’ equity values substantially declined. The combination of a reduction of cash flow resulting from declines in commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the customers’ spending for FRI’s products and services.

In addition, the same factors that may lead to a reduction in the customers’ spending also may increase the exposure to the risks of nonpayment and nonperformance by the customers. A significant reduction in the customers’ liquidity may result in a decrease in their ability to pay or otherwise perform their obligations to FRI. Any increase in nonpayment or nonperformance by the customers, either as a result of recent changes in financial and economic conditions or otherwise, could have an adverse impact on the operating results and adversely affect the liquidity.

Because FRI relies on a limited number of customers for the fracturing services, the change in ownership and management of any such customer may adversely affect FRI’s business, financial condition and results of operations.

Regulatory compliance costs and restrictions, as well as delays in obtaining permits by the customers for their operations, such as for hydraulic fracturing, or by FRI for its operations, could impair the business.

The operations of the customers are subject to or impacted by a wide array of regulations in the jurisdictions in which they operate. As a result of changes in regulations and laws relating to the oil and natural gas industry, including hydraulic fracturing, the customers’ operations could be disrupted or curtailed by governmental authorities. The high cost of compliance with applicable regulations may cause customers to discontinue or limit their operations, and may discourage companies from continuing development activities. As a result, demand for FRI’s services could be substantially affected by regulations adversely impacting the oil and natural gas industry.

Any indebtedness FRI incurs could restrict the operations and make FRI more vulnerable to adverse economic conditions.

At the time of the merger, FRI will have no debt; however, the five year plan anticipates securing growth capital through lease financing or other long term financing arrangements. The future needs for financing for equipment acquisition and working capital, may adversely affect operations and limit FRI’s growth, and FRI may have difficulty making debt service payments on FRI’s indebtedness as such payments become due.

FRI may not be able to provide services that meet the specific needs of oil and natural gas exploration and production companies at competitive prices.

The markets in which FRI operates are highly competitive and have relatively few barriers to entry and the competitive environment has intensified as recent mergers among exploration and production companies have reduced the number of available customers. The principal competitive factors in the markets are product and service quality and availability, responsiveness, experience, technology, equipment quality, reputation for safety and price. FRI competes with large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than FRI does.

New technology may cause FRI to become less competitive.

The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent protection. If competitors and others use or develop new technologies in the future that are more efficient or productive than FRI’s, FRI may lose market share or be placed at a competitive disadvantage.

The future financial results could be adversely impacted by asset impairments or other charges.

FRI could record impairment charges for interim periods in future years, which could have a material adverse effect on FRI’s business, financial condition and results of operations.

The industry is affected by excess equipment inventory levels.

Because of the long-life nature of oil field service equipment and the lag between when a decision to build additional equipment is made and when the equipment is placed into service, the inventory of oilfield service equipment in the industry does not always correlate with the level of demand for service equipment.

The inability to control the inherent risks of acquiring and integrating businesses in the future could adversely affect the operations.

If FRI chooses to grow its business through acquisition or merger, it is possible that companies acquired or merged into FRI may have internal control weaknesses or risks that were not identified prior to such acquisitions or mergers and such weaknesses or risks could adversely affect the Company and its operations.

The business depends upon FRI’s ability to obtain specialized equipment from suppliers and key raw materials on a timely basis.

If the current suppliers are unable to provide the necessary raw materials (including, for example, proppant and chemicals) or finished products (such as the new equipment) or otherwise fail to deliver products timely and in quantities required, any resulting delays in the provision of services could have a material adverse effect on FRI’s business, financial condition, results of operations and cash flows. During the past few years, FRI’s industry faced sporadic proppant shortages associated with pressure pumping operations, requiring work stoppages that adversely impacted the operating results of several competitors.

The Chairman of the Board allocates part of his time to other companies.

Mr. Bjarte Bruheim, the chairman of the board of directors of FRI, is also the chairman of the board of the board of directors of other companies. Mr. Bruheim allocates his time between the affairs of FRI and the affairs of these other companies. This situation presents the potential for a conflict of interest for Mr. Bruheim in determining the respective percentages of his time to be devoted to the affairs of FRI and the affairs of others. In addition, if the affairs of these other companies require him to devote more substantial amounts of his time to the affairs of the other companies in the future, it could limit his ability to devote sufficient time to FRI’s affairs and could have a negative impact on FRI’s business.

Demand for the majority of FRI’s services is substantially dependent on the levels of expenditures by the oil and gas industry. A substantial or an extended decline in oil and gas prices could result in lower expenditures by the oil and gas industry, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Demand for the majority of our services depends substantially on the level of expenditures by the oil and gas industry for the exploration, development and production of oil and natural gas reserves. These expenditures are generally dependent on the industry’s view of future oil and natural gas prices and are sensitive to the industry’s view of future economic growth and the resulting impact on demand for oil and natural gas. Declines, as well as anticipated declines, in oil and gas prices could also result in project modifications, delays or cancellations, general business disruptions, and delays in payment of, or nonpayment of, amounts that are owed to us. These effects could have a material adverse effect on our financial condition, results of operations and cash flows.

The prices for oil and natural gas have historically been volatile and can be affected by a variety of factors, including:

●	demand for hydrocarbons, which is affected by general economic and business conditions;

●	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels for oil;

●	oil and gas production levels by non-OPEC countries;

●	the level of excess production capacity;

●	political and economic uncertainty and geopolitical unrest;

●	the level of worldwide oil and gas exploration and production activity;

●	access to potential resources;

●	governmental policies and subsidies;

●	the costs of exploring for, producing and delivering oil and gas;

●	technological advances affecting energy consumption; and

●	weather conditions.

The oil and gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for oilfield services and downward pressure on the prices we charge. A significant downturn in the oil and gas industry could result in a reduction in demand for oilfield services and could adversely affect our financial condition, results of operations and cash flows.

FRI’s inability to make satisfactory alternative arrangements in the event of an interruption in supply of certain key raw materials could harm FRI’s business, results of operations and financial condition.

FRI currently anticipates sourcing materials, such as guar gum, from one supplier. Given the limited number of suppliers of such key raw materials, FRI may not always be able to make alternative arrangements should FRI’s suppliers fail to timely deliver these key raw materials. Any resulting delays in the provision of services could have a material adverse effect on FRI’s business, financial condition, results of operations and cash flows.

FRI may not be successful in implementing technology development and enhancements.

The market for FRI’s services and products is characterized by continual technological developments to provide better and more reliable performance and services. If FRI is not able to design, develop and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, FRI’s business and revenue could be materially and adversely affected and the value of FRI’s intellectual property may be reduced. Likewise, if FRI’s proprietary technologies, equipment and facilities, or work processes become obsolete, FRI may no longer be competitive, and FRI’s business and revenue could be materially and adversely affected.

FRI depends on the services of key executives, the loss of whom could materially harm FRI’s business.

The management of FRI is important to the success of FRI because they have been instrumental in setting the strategic direction, operating the business, identifying, recruiting and training key personnel, and identifying expansion opportunities. Losing the services of any of these individuals, could adversely affect FRI’s business until a suitable replacement could be found. FRI does not maintain key man life insurance on any of FRI’s management. As a result, FRI is not insured against any losses resulting from the death of FRI’s key employees.

FRI may be unable to employ a sufficient number of skilled and qualified workers.

The delivery of FRI’s services and products requires personnel with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield service industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. The demand for skilled workers is high and the supply is limited.

FRI may be adversely impacted by work stoppages or other labor matters.

FRI currently does not have any employees represented by a labor union. However, it is likely that FRI may experience work stoppages or other labor disruptions from time to time. Any prolonged labor disruption involving the employees could have a material adverse impact on FRI’s combined results of operations and financial condition by disrupting FRI’s ability to perform hydraulic fracturing and other services for FRI’s customers under FRI’s service contracts. Moreover, unionization efforts have been made from time to time within the industry, with varying degrees of success. Any such unionization could increase FRI’s costs or limit flexibility of FRI.

FRI’s operations are subject to hazards and environmental risks inherent in the oil and natural gas industry.

FRI is a provider of hydraulic fracturing services, a process involving the injection of fluids—typically consisting mostly of water and also including several chemical additives—as well as sand in order to create fractures extending from the well bore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. In addition, FRI provide a range of services to on-shore oil and natural gas exploration and production operations, consisting of, among other things, coiled tubing services and cementing services. Risks inherent to FRI’s industry create the potential for significant losses associated with damage to the environment or natural resources.

If FRI become subject to product liability claims, they could be time-consuming and costly to defend.

Errors, defects or other performance problems in the products that FRI sell or services that FRI offer could result in FRI’s customers seeking damages from FRI for losses associated with these errors, defects or other performance problems.

FRI’s business involves certain operating risks and FRI’s insurance, if any, may not be adequate to cover all losses or liabilities that FRI might incur in FRI’s operations.

The technical complexities of our operations are such that we are exposed to a wide range of significant health, safety and environmental risks. Our offerings involve production-related activities, radioactive materials, explosives and other equipment and services that are deployed in challenging exploration, development and production environments. An accident involving our services or equipment, or a failure of a product, could cause personal injury, loss of life, damage to or destruction of property, equipment or the environment, or suspension of operations. Our insurance may not protect us against liability for some kinds of events, including events involving pollution, or against losses resulting from business interruption. Moreover, we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Any damages caused by our services or products that are not covered by insurance, or are in excess of policy limits or are subject to substantial deductibles, could adversely affect our financial condition, results of operations and cash flows.

Current and potential legislative and regulatory developments could materially increase FRI’s operating costs and/or adversely affect its competitive position.

Our business is impacted by unexpected outcomes or material changes in environmental laws, rulings and litigation. Our expectations regarding our compliance with environmental laws and our expenditures to comply with environmental laws, including (without limitation) our capital expenditures for environmental control equipment, are only our forecasts regarding these matters. These forecasts may be substantially different from actual results, which may be affected by factors such as: changes in law that impose new restrictions on air emissions, wastewater management, waste disposal, hydraulic fracturing, or wetland and land use practices; more stringent enforcement of existing environmental regulations; a change in our allocation or other unexpected, adverse outcomes with respect to sites where we have been named as a PRP, including (without limitation) Superfund sites; the discovery of other sites where additional expenditures may be required to comply with environmental legal obligations; and the accidental discharge of hazardous materials.

International, national, and state governments and agencies are currently evaluating and promulgating legislation and regulations that are focused on restricting emissions commonly referred to as greenhouse gas (“GHG”) emissions. In the U.S., the EPA has taken steps to regulate GHGs as pollutants under the Clean Air Act. The EPA’s “Mandatory Reporting of Greenhouse Gases” rule established in 2010 provided a comprehensive scheme of regulations that require monitoring and reporting of GHG emissions. Furthermore, the EPA has issued additional GHG reporting rules specifically for the oil and natural gas industry, which now include mobile as well as stationary GHG emission sources. These rules are expected to apply to some of our wellsite equipment and operations in the future. The EPA has also published a final rule, the “Endangerment Finding,” indicating that GHGs in the atmosphere endanger public health and welfare, and that emissions of GHGs from mobile sources also contribute. Following issuance of the Endangerment Finding, the EPA also promulgated final motor vehicle GHG emission standards on April 1, 2010.

International developments focused on restricting the emission of carbon dioxide and other gases include the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol” (an internationally applied protocol, which has been ratified in Canada) and the European Union’s Emission Trading System. The Carbon Reduction Commitment in the United Kingdom (“U.K.”) is the first cap and trade scheme to affect Baker Hughes’ facilities. Domestic cap and trade programs include the Regional Greenhouse Gas Initiative in the northeastern U.S. and the Western Regional Climate Action Initiative in the western U.S.

Current or future legislation, regulations and developments may curtail production and demand for hydrocarbons such as oil and natural gas in areas of the world where our customers operate and thus adversely affect future demand for our services, which may in turn adversely affect future results of operations.

Compliance with, and rulings and litigation in connection with, environmental regulations and the environmental impacts of our or our customers’ operations may adversely affect our business and operating results.

Productive capacity for oil and natural gas is dependent on our customers’ decisions to develop and produce oil and natural gas reserves and on the regulatory environment in which our customers and we operate. The ability to produce oil and natural gas can be affected by the number and productivity of new wells drilled and completed, as well as the rate of production and resulting depletion of existing wells. Advanced technologies, such as horizontal drilling and hydraulic fracturing, improve total recovery but also result in a more rapid production decline and may become subject to more stringent regulation in the future.

Access to prospects is also important to our customers and such access may be limited because host governments do not allow access to the reserves or because another oil and natural gas exploration company owns the rights to develop the prospect.

Government regulations and the costs incurred by oil and natural gas exploration companies to conform to and comply with government regulations may also limit the quantity of oil and natural gas that may be economically produced.

Any of these factors could affect the supply of oil and natural gas and could have a material adverse effect on our results of operations.

Compliance with climate change legislation or initiatives could negatively impact FRI’s business.

Our business is impacted by unexpected outcomes or material changes in environmental laws, rulings and litigation. Our expectations regarding our compliance with environmental laws and our expenditures to comply with environmental laws, including (without limitation) our capital expenditures for environmental control equipment, are only our forecasts regarding these matters. These forecasts may be substantially different from actual results, which may be affected by factors such as: changes in law that impose new restrictions on air emissions, wastewater management, waste disposal, hydraulic fracturing, or wetland and land use practices; more stringent enforcement of existing environmental regulations; a change in our allocation or other unexpected, adverse outcomes with respect to sites where we have been named as a PRP, including (without limitation) Superfund sites; the discovery of other sites where additional expenditures may be required to comply with environmental legal obligations; and the accidental discharge of hazardous materials.

International, national, and state governments and agencies are currently evaluating and promulgating legislation and regulations that are focused on restricting emissions commonly referred to as greenhouse gas (“GHG”) emissions. In the U.S., the EPA has taken steps to regulate GHGs as pollutants under the Clean Air Act. The EPA’s “Mandatory Reporting of Greenhouse Gases” rule established in 2010 provided a comprehensive scheme of regulations that require monitoring and reporting of GHG emissions. Furthermore, the EPA has issued additional GHG reporting rules specifically for the oil and natural gas industry, which now include mobile as well as stationary GHG emission sources. These rules are expected to apply to some of our wellsite equipment and operations in the future. The EPA has also published a final rule, the “Endangerment Finding,” indicating that GHGs in the atmosphere endanger public health and welfare, and that emissions of GHGs from mobile sources also contribute. Following issuance of the Endangerment Finding, the EPA also promulgated final motor vehicle GHG emission standards on April 1, 2010.

International developments focused on restricting the emission of carbon dioxide and other gases include the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol” (an internationally applied protocol, which has been ratified in Canada) and the European Union’s Emission Trading System. The Carbon Reduction Commitment in the United Kingdom (“U.K.”) is the first cap and trade scheme to affect Baker Hughes’ facilities. Domestic cap and trade programs include the Regional Greenhouse Gas Initiative in the northeastern U.S. and the Western Regional Climate Action Initiative in the western U.S.

Current or future legislation, regulations and developments may curtail production and demand for hydrocarbons such as oil and natural gas in areas of the world where our customers operate and thus adversely affect future demand for our services, which may in turn adversely affect future results of operations.

The effects of climate change or severe weather could adversely affect FRI’s operations.

Variation from normal weather patterns, such as cooler or warmer summers and winters, can have a significant impact on demand. Adverse weather conditions, such as hurricanes in the Gulf of Mexico, may interrupt or curtail our operations, or our customers’ operations, cause supply disruptions and result in a loss of revenue and damage to our equipment and facilities, which may or may not be insured. Extreme winter conditions may interrupt or curtail our operations, or our customers’ operations, in those areas and result in a loss of revenue.

A terrorist attack or armed conflict could harm FRI’s business.

Geopolitical and terrorism risks continue to grow in a number of key countries where we do business. Geopolitical and terrorism risks could lead to, among other things, a loss of our investment in the country, impairment of the safety of our employees and impairment of our ability to conduct our operations.

Operating internationally subjects FRI to significant risks and regulation inherent in operating in foreign countries.

FRI plans to conduct operations in a number of countries. FRI’s international operations will be subject to a number of risks inherent to any business operating in foreign countries, and especially those with emerging markets, including the following risks, among others:

●	government instability, which can cause investment in capital projects by FRI’s potential clients to be withdrawn or delayed, reducing or eliminating the viability of some markets for FRI’s services;

●	potential expropriation, seizure, nationalization or detention of assets;

●	difficulty in repatriating foreign currency received in excess of local currency requirements;

●	import/export tariffs and quotas;

●	civil uprisings, riots and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules and expose FRI to losses;

●
availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of qualified crewmembers or specialized equipment in areas where local resources are insufficient;

●
decrees, laws, regulations, interpretation and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause FRI to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

●	terrorist attacks, including kidnappings of FRI’s personnel.

FRI cannot predict the nature and the likelihood of any such events. However, if any of these or other similar events should occur, it could have a material adverse effect on FRI’s financial condition and results of operation.

Certain of the equipment that FRI uses in certain foreign countries may require prior U.S. government approval in the form of an export license and may otherwise be subject to tariffs and import/export restrictions. The delay in obtaining required governmental approvals could affect FRI’s ability to timely commence a project, and the failure to comply with all such controls could result in fines and other penalties.

FRI may be subject to taxation in many foreign jurisdictions and the final determination of FRI’s tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. FRI’s tax returns will be subject to routine examination by taxing authorities, and these examinations may result in assessments of additional taxes, penalties and/or interest.

FRI’s overall success as an international depends, in part, upon FRI’s ability to succeed in differing economic, social and political conditions. FRI may not continue to succeed in developing and implementing policies and strategies that are effective in each location where FRI does business, which could negatively affect FRI’s profitability.

As a company subject to compliance with the United States Foreign Corrupt Practices Act (the “FCPA”), FRI’s business may suffer because FRI’s efforts to comply with U.S. laws could restrict FRI’s ability to do business in foreign markets relative to FRI’s competitors who are not subject to U.S. law. Additionally, FRI’s business plan involves establishing close relationships with stakeholders in certain foreign markets. Any determination that FRI or foreign shareholders, directors, or officers partners have violated the FCPA may adversely affect FRI’s business and operations.

The FCPA generally prohibits U.S. persons and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. FRI intends to operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. FRI may be subject to competitive disadvantages to the extent that FRI’s competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. law and regulations prohibit us from using.

THE SPECIAL MEETING OF OUR SHAREHOLDERS

Date, Time and Place of the Special Meeting

The special meeting will be held on November 21 , 2013, beginning at 9:00 a.m., local time, at 1001 Fannin, Suite 2500., Houston, TX 77002-6760, and at any adjournment or postponement of the special meeting.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote upon proposals to approve the merger agreement and the amended and restated articles of incorporation, including the reverse stock split, the increase in the number of authorized shares of our preferred stock and the name change. This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting. A copy of the merger agreement is attached to this proxy statement as Appendix A and a copy of the amended and restated articles of incorporation is attached to this proxy statement as Appendix B.

Recommendation of our Board of Directors

The sole member of our board of directors has determined that the merger agreement and the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in the number of authorized shares of our preferred stock, are advisable, and that such documents are fair to and in the best interests of our shareholders, has approved and authorized in all respects the merger agreement and the amended and restated articles of incorporation, and recommends that you vote “FOR” the approval of the merger agreement, “FOR” the approval of the reverse stock split, “FOR” the approval of the name change and “FOR” the approval of the increase in authorized preferred stock. The Company, as the sole shareholder of MergerCo, approved the merger and merger agreement on September 16, 2013. If our shareholders fail to approve the merger agreement, the merger will not occur. Because the approval of the reverse stock split and the name change are conditions to the closing of the merger, if our shareholders fail to approve both of the reverse stock split and the name change, the merger will not occur. Similarly, because the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, are being adopted to facilitate the merger, if the merger is not approved, we will not proceed with the amended and restated articles of incorporation. Regardless of whether the amended and restated articles of incorporation and merger have been approved by our shareholders, we will not allow such amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, to be declared effective until such time as we are certain that all of the conditions to the closing of the merger have either been met or waived.

Record Date and Shares Entitled to Vote at the Special Meeting

We have fixed the close of business on October 21 , 2013 as the record date for the special meeting, and only shareholders of record on the record date are entitled to vote at the special meeting. You may vote all shares of common stock that you owned of record at the close of business on the record date.

As of the record date, 75,493,885 shares of our common stock were outstanding and entitled to vote at the special meeting. We had no outstanding shares of preferred stock on the record date.

If you beneficially own shares that are held by your broker, bank or other nominee, you must follow the directions that you have received, or will receive, from your broker, bank or other nominee regarding how to provide voting instructions. You are not entitled to vote directly shares that are registered in someone else’s name. Unless you instruct your broker, bank or other nominee how to vote your shares, they will not be voted at the special meeting, which will have the same effect as a vote against approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock.

Quorum; Abstentions and Broker Non-Votes

The holders of a majority voting shares of our common stock entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting.

Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will need to be established.

Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock. A “broker non-vote” with respect to specified shares will result from a beneficial owner’s failure to instruct a broker, bank or other nominee how to vote the shares with respect to the proposal to approve the merger agreement, the reverse stock split, the name change or the increase in authorized preferred stock.

Attendance at the Special Meeting

All of our shareholders as of the record date, or their legally authorized proxies named in the proxy card, may attend the special meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If your shares are held in the name of a broker, bank or other nominee, you should bring a proxy or letter from the broker, bank or nominee confirming your beneficial ownership of the shares. We reserve the right to refuse admittance to anyone not presenting proper proof of share ownership.

Vote Required for Approval of the Merger Agreement, the Reverse Stock Split, the Name Change and the Increase in Authorized Preferred Stock

Approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock requires the approval of the holders, as of the record date of October 21 , 2013, of a majority of the outstanding shares of our common stock entitled to vote and represented at the special meeting, either in person or by proxy. You are entitled to one vote for each share of our common stock that you own as of the record date. Cumulative voting is not permitted. The Company, as the sole shareholder of MergerCo, approved the merger agreement on September 16, 2013.

Voting by Proxy

If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed envelope. If you hold your stock through a broker, bank or other nominee, please direct the broker, bank or other nominee how to vote your shares in accordance with the instructions that you have received, or will receive, from that person.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock. If you fail to return your proxy card and do not vote in person at the special meeting, it will have the same effect as a vote against the approval of the merger agreement, the reverse stock split, the name change and the increase in authorized preferred stock.

Alternatively, you may vote your shares at the meeting or by phone as disclosed on the attached proxy card.

Right to Revoke Proxies

You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by: (1) attending the special meeting in person and voting; (2) submitting a later-dated proxy card; or (3) notifying us that you are revoking your proxy by delivering a later-dated written statement to that effect to us at Vision Global Solutions, Inc., 20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014, Attention: Chief Executive Officer. Simply attending the special meeting, however, will not be sufficient to revoke your proxy. Furthermore, if you have instructed a broker, bank or other nominee to vote your shares, these options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Other Business

Our management is not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment of the meeting, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Adjournment

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Whether or not a quorum exists, a proposal to adjourn the special meeting for the purpose of soliciting additional proxies will be approved upon the affirmative vote of the holders holding a majority of the voting power of the total voting shares entitled to vote at the special meeting and present in person or by proxy at the special meeting. The proxy holders will be authorized to vote any signed proxies received by us in which no voting instructions are provided on such matter in favor of an adjournment in these circumstances. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Expenses of Proxy Solicitation

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited by this proxy statement will be borne by us. Upon request, we will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

In addition, our directors, officers, employees and other agents may solicit proxies on our behalf from shareholders by telephone, by other electronic means or in person, although such persons will not receive additional compensation from us for their proxy solicitation activities.

Questions and Additional Information

If you have more questions about the merger agreement or the amended and restated articles of incorporation, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you can call (408) 517-3311. If your broker, bank or other nominee holds your shares, you should call that person for additional information.

PROPOSAL I – APPROVAL OF THE MERGER AGREEMENT AND MERGER

General Description of the Merger

Pursuant to the merger, MergerCo will be merged with and into FRI, which will continue as the surviving corporation under the name “Eco-Stim Energy Solutions, Inc.” In the merger, each outstanding share of FRI common stock will be exchanged for one share of our common stock and each option to purchase shares of FRI common stock will be exchanged for an option to purchase the same number of shares of our common stock on the same terms.

After the merger, FRI will be our wholly owned subsidiary. As consideration for the merger, we will be issuing our equity securities to the existing equity holders of FRI as outlined above. No cash consideration will be paid. As a condition to the merger, we must also effectuate the reverse stock split and the name change, as discussed in greater detail under “Proposal II – Approval of the Reverse Stock Split” and  “Proposal III – Approval of the Name Change.”   Each of the merger proposal, the name change proposal and the reverse stock split proposal is cross-conditioned upon the approval of the other, and none of those proposals will be deemed approved unless all are approved.

Prior to the merger, FRI is expected to have outstanding options to purchase up to 127,301 shares of common stock. If the merger is completed, these options will convert into options to purchase our common stock on the same terms. Additionally, all outstanding shares of FRI as of September 17, 2013 (2,972,648 common shares plus up to 2,500,000 common shares issued in connection the private placement currently in progress at FRI) are convertible into 5,472,648 shares of Vision’s common stock.

Contact Information of Material Parties to Merger

FracRock International, Inc.
2930 W Sam Houston Parkway N
Suite 275
Houston, TX 77043
Telephone: (281) 531-7200

Vision Global Solutions, Inc.
20400 Stevens Creek Blvd
Suite 700
Cupertino, CA 95014
Telephone: (408) 517-3311

Background of Our Company

Outer Edge Holdings, Inc. (“Outer Edge”) was incorporated under the laws of the Province of Ontario as “Consumer General Inc.” on September 9, 1988. On March 29, 1999, Outer Edge amalgamated with 1345166 Ontario Inc. to form and continue under the name “Outer Edge Holdings Inc.” Outer Edge had no subsidiaries or affiliates. In November 2003, we began the process to change our incorporation domicile from Ontario, Canada to Nevada. Vision Global Solutions Inc., a Nevada corporation, was formed on November 20, 2003, to reincorporate the Company as a Nevada corporation. On January 7, 2005, Vision Global Solutions Inc. was dissolved and reincorporated as Vision Global Solutions, Inc.

The Company has no business operations and nominal assets and liabilities. The Company is a “shell” company as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, as well as SEC Release Number 33-8407. The term “shell company” means a registrant, other than an asset-backed issuer, that has no or nominal operations and either: (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

As a shell company, we seek to identify and pursue a business combination with a private business enterprise that might have a desire to take advantage of the Company’s status as a public corporation through a capital stock exchange, merger, asset acquisition or other similar business combination. We have no full-time employees and do not own or lease any property.

Background of the Merger and Reasons for the Merger

In August 2013, the management of FRI contacted Vision due FRI's interest in providing liquidity to their existing shareholders and increasing their ability to raise additional capital through the public markets.

In reaching the decision to merge with FRI, the sole member of our board of directors also considered the following factors:

●      our current lack of liquidity and our outstanding liabilities;

●      the collective experience of the management of FRI in the capital markets and in the global pressure pumping business; and

●      the benefits of merging with an operating entity.

The foregoing discussion of the information and factors considered by the sole member of our board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction, the sole member of our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations.

Based on these and other factors, the sole member of our board of directors believes that the merger represents the best available option for us to continue as a going concern and the business combination provides the best existing alternative for our common stockholders to receive value on their investment.

Management and Operations after the Merger

In the merger, FRI shareholders will be issued up to a total of 5,472,648 shares of our common stock. This will represent approximately 97.2% of our outstanding common stock after the merger. After the merger, five designees of FRI will be appointed to our board of directors. In the merger, FRI will become a wholly owned subsidiary of Vision and the articles of incorporation, bylaws, board of directors and officers of FRI will remain the articles of incorporation, bylaws, board of directors and officers of FRI, the surviving corporation.

FRI has advised us that immediately prior to the merger, the board of directors of FRI will consist of Jon Christopher Boswell, Bjarte Bruheim, Thomas Hardisty and Jogeir Romestrand. FRI has advised us that the same individuals will be its designees for our board of directors.

Interests in the Merger of Our Sole Director and Executive Officer, and Other Related Persons

As of the record date, our sole director and officer beneficially owned approximately 5.30% of our outstanding common stock. Other than his interest as shareholders or as described below, they have no direct or indirect interest in the merger, the merger agreement, or the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock.

No other related person has any direct or indirect interest in the merger, the merger agreement, or the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, other than their interests as shareholders.

Interests in the Merger of FRI’s Directors and Executive Officers, and Other Related Persons

The directors and executive officers of FRI prior to the merger are expected to serve as the directors and executive officers of our Company following the merger. The sole director and Chief Executive Officer of Vision beneficially owns 41,667 shares of stock in FRI prior to the merger. Other than the relationships discussed above, none of FRI’s directors and executive officers, or other related persons, have any other direct or indirect interest in the merger, the merger agreement or the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, other than their interests as shareholders. The related party transactions between FRI and FRI’s directors, executive officers and other related persons, which will be assumed by us in the merger, are discussed in the Notes to Consolidated Financial Statements below under “Note G – Related Party Transactions.”

Material United States Federal Income Tax Consequences of the Merger

The merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and our shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes by reason of the merger.

The federal income tax consequences summarized above may not apply to all of our shareholders. Your tax consequences will depend upon your individual situation. Therefore, we strongly encourage you to consult with your tax advisor for a full understanding of the particular tax consequences of the merger and the reverse stock split to you.

Accounting Treatment

The merger will be accounted for as a reverse acquisition of our Company pursuant to which FRI is considered to be the accounting acquirer and our Company will be the legal acquirer. In the merger, the shareholders of FRI will exchange 100% of their shares for approximately 97.2% of the shares of our Company (assuming FRI’s existing shareholders hold 5,472,648 common shares of FRI immediately prior to the merger), and FRI will merge with and into MergerCo. The share exchange will be treated as a recapitalization of FRI. FRI will be the continuing entity for financial reporting purposes. After the closing of the merger and as a result of the share exchange, FRI will account for the recapitalization of its capital stock.

Regulatory Approvals

There are no regulatory approvals required to close the transactions contemplated by the merger agreement.

Trading of our Securities and Stock Market after the Merger

Our common stock is currently traded on the OTC markets and we anticipate that it will continue to be traded on the OTC markets after the merger, although we will request and expect to be assigned a new trading symbol from FINRA in association with the name change affected pursuant to our amended and restated articles of incorporation. Our current trading symbol is “VIGS.OB.” We will not know the new trading symbol until after the amended and restated articles of incorporation have been filed and FINRA has reviewed our request to voluntarily change our symbol. Our preferred stock is not currently and will not be traded on any public market following the merger.

Restrictions on the Resale of Our Stock after the Merger

The shares of our common stock that are issued to the existing shareholders of FRI in the merger will be “restricted securities” (as that term is defined under Rule 144 of the Securities Act). As such, none of the shares issued in the merger may be resold or transferred unless the transaction is registered under the Securities Act or an exemption from registration under the Securities Act and any applicable state securities law is available and complied with.

In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who hold shares in a public reporting company and who is not deemed to be an “affiliate” of such company, as that term is defined under the Securities Act, and who beneficially owns restricted securities for a period of at least six months since the later of the date such restricted securities were acquired from such company or from an affiliate of such company is entitled to freely sell the restricted securities.

However, Rule 144 is not available in certain cases involving shell companies. Specifically, securities initially issued by a shell company, or any company that any time previously has been a shell company (like our company following the merger), may not be sold in reliance on Rule 144. A former shell can avoid this limitation once it ceases to be a shell company, is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act during the preceding 12 months and has filed current “Form 10 Information” reflecting its status as an entity that is no longer a shell company. Therefore, assuming we continue to comply with the requirements of the Exchange Act, Rule 144 will become available to our shareholders 12 months after we file a Current Report on Form 8-K with the SEC announcing the merger.

Exemption from Registration for Securities to be Issued to FRI Shareholders in Merger Transaction

Each existing shareholder of FRI will represent to us that it is either (a) an “accredited investor” as defined in Regulation D under the Securities Act or (b) a non-U.S. person, and that the securities of Vision to be issued to it in the merger are being acquired for such shareholder’s own account and not for distribution. Accordingly, such shares will be issued by us in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder. All certificates representing the securities to be issued to the FRI shareholders will have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

BUSINESS OF FRACROCK INTERNATIONAL

The following discussion contains forward-looking statements that reflect FRI’s plans, estimates and beliefs, and its actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement, particularly in “Risk Factors.”

Overview of the Business of FRI

Overview

FracRock International, Inc. (“FRI”) is a Delaware corporation engaged in the business of oil and gas services related primarily to international shale oil and gas development and secondarily conventional oil and gas service opportunities outside the United States. FRI plans to utilize its strategic relationships for oilfield service business development in the Latin American countries, with a particular focus in Mexico, Argentina, Colombia and Brazil. FRI’s principal executive offices are located at 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043. The phone number for FRI is (281) 531-7200.

FRI had no business activities prior to the acquisition of Frac Rock International, Inc., a company incorporated in British Virgin Islands (“FRIBVI”). As a result, references to FRI’s prior business activities, financial results and associated risk factors are those of FRIBVI.

FRI is an environmentally conscious oilfield service and technology company focused on providing the latest well stimulation and completion techniques to international unconventional markets currently being developed. Through FRI’s unique EcoStimSM Solutions, FRI will deliver “ecologically friendly” well stimulation services expected to be in high demand worldwide.

History and Development of FRI

Establishment of FRI and its Technology

Incorporated on December 30, 2011, FRI was founded by Bjarte Bruheim, Jon Christopher Boswell, Carlos Fernandez and Craig Murrin. In the early stages of FRI, FRI and its founders worked to establish a unique technology platform through an integration of existing technologies secured through strategic alliances and proprietary technologies secured through an intellectual property acquisition.

On August 29, 2013, FRI entered into an agreement to acquire certain intellectual property from Geo-Texture Technologies, LLC (“Geo-Texture”), a geophysical business specializing in predicting “sweet spots” as well as drilling and hydraulic fracturing hazards within unconventional formations in the United States. The term “sweet spots” refers to areas within a geological formation that tend to produce hydrocarbons at a better rate or for a longer duration than other areas within the same geological formation. The technology possessed by Geo-Texture is believed to have very broad applications and many economic benefits to exploration and production companies working in the international markets.

FRI also evaluated and negotiated an exclusive agreement in Argentina to operate a leading edge down-hole hydraulic fracturing tool which allows operators to more efficiently pinpoint hydraulic fractures utilizing patented sliding sleeves and a specialized down-hole tool run on coiled tubing. With this technique, FRI believes that the “sweet spots” identified by its geophysical predictions can be more efficiently exploited. Further, under this arrangement, FRI intends to operate the tools for any customers requesting the service, including those wells completed or otherwise serviced by competing oilfield service companies.

FRI also has developed a strong business relationship with one of the three leading down-hole diagnostics companies specializing in the interpretation of acoustic signatures derived from fiber-optic cables that are either cemented into the wellbore or deployed on a capillary or wireline after the hydraulic fracturing process is completed. With this technology and/or with certain production logging tools, FRI believes that it can quickly determine which hydraulic fractures are producing hydrocarbons along the wellbore (“flow properties”) which then confirms or denies the accuracy of the geophysical predictions. Through prior experience on over 350 shale wells in the United States, FRI has identified certain signatures in the 3D seismic data that often represent the zones with the best production (i.e. “sweet spots”). FRI believes that in new shale areas where little production history is available, the geophysical predictions can provide early indicators of “sweet spots” which can then be confirmed using fiber optic diagnostic technology. FRI also believes that if initial geophysical predictions do not correlate with flow properties obtained from the fiber optic or other diagnostic tools, the geophysical model can be updated so that subsequent predictions in the same region will likely be more accurate than the previous geophysical predictions. FRI’s proprietary geophysical predictive technology is tailor made for the shale plays in that 3D data can generally be completed in less than three weeks at a very efficient price point.

FRI believes that the ability to measure the accuracy of the geophysical prediction will yield improved confidence in such predictions on subsequent wells. If after several wells, the empirical results suggest that the geophysically predicted “sweet spots” are greater than 75% accurate, the customer has a meaningful way to reduce completion cost, which often represents over 60% of the cost of a well, by focusing its hydraulic fractures in those areas with the highest probability of producing hydrocarbons. It is widely accepted in the industry that one of three hydraulic fractures actually produces hydrocarbons, and therefore, if one has confidence in a predictive tool, two of three hydraulic fractures can be eliminated, potentially achieving significant cost savings.

Adoption of this “field management system” will allow for a reduction in the number of stages required to achieve the desired production or alternatively create an opportunity to deliver the same number of stages to the correct areas, thus increasing the production and recovery rate from the reservoir. Further, by reducing the required number of stages, the surface footprint can also be reduced as can the volume of water and proppants brought to location.

Building of a Client Base

After assembling FRI’s technology package and setting its strategy, FRI signed a memorandum of understanding in August 2012 with a major operator in the Neuquén basin of Argentina (the “MOU”). While the operator’s name cannot be disclosed due to the confidentiality restrictions set forth in the MOU, this customer operates several exploration blocks on its own and has negotiated 62 joint venture agreements with other oil and gas operators. The customer is a local exploration and production company, and it is very influential among other operators in the province of Neuquén. The MOU states that this customer will actively promote the use of FRI and its technology partners in the region while providing support to utilize 40% of FRI’s available hydraulic fracturing capacity in Neuquén over a three year period at prices set at 5% below market prices.

Although the MOU expired on August 31, 2013 as a result of FRI’s failure to import a defined amount of hydraulic horsepower, FRI has maintained weekly contact with this operator and believes that an extension of the MOU can be negotiated, particularly when FRI ships its first equipment package to Argentina. Additionally, FRI intends to build future equipment locally in Argentina, including a complete unconventional fleet if a long-term contract is secured. Such an investment will be financed through the reinvestment of free cash flow, borrowing funds locally from lending or leasing institutions supplemented by the issuance of additional equity securities, if necessary.

Corporate Structure and Organization

Entity	Description
FracRock International, Inc.	The holding company for the group, which employs FRI’s Chief Executive Officer, Chief Financial Officer, and General Counsel. FRI is headquartered in Houston, Texas.
Frac Rock, Inc.
Company furnishes the group’s operational management and conducts it research and development activities. It employs the group’s Vice President of Operations and Vice President of Marketing and Geophysics. These employees evaluate equipment manufacturers and other suppliers in North America in the unconventional shale market and make recommendations to FRI.

Viking Rock Holding, AS
Company formed to hold, directly or indirectly, the shares of any future subsidiaries that may be incorporated in jurisdictions with which Norway has favorable tax treaties. It currently has no employees or operations.

Viking Rock, AS
Company formed to own equipment and FRI’s future Argentine subsidiary. This company is also expected to serve as a cross-border lease company and will lease required equipment to FRI subsidiaries in Argentina as well as other markets where such equipment is needed to support the unconventional shale market. It currently has no employees or operations.

The following chart reflects FRI’s current corporate organizational structure:

Directors and Officers

Directors

The following table sets forth certain information regarding FRI’s current directors. All of the current directors serve until the next annual stockholders’ meeting or until their successors have been duly elected and qualified.

Name	Position
Bjarte Bruheim	Executive Chairman
Jon Christopher Boswell	Director, President & Chief Executive Officer
Jogeir Romestrand	Director
Carlos A. Fernandez	Director
Thomas Hardisty	Director

Bjarte Bruheim, Executive Chairman

Mr. Bruheim has served as Chairman of the Board for FRI since December 2011.  He has over 30 years of international management experience and is also a serial entrepreneur. He has worked in executive management at Schlumberger (“SLB”) and co-founded Petroleum Geo-Services (“PGS”), Spinnaker Exploration Company, Electromagnetic Geoservices ASA (“EMGS”), Eastern Echo and Spring Energy. He also completed a successful turnaround for ODIM ASA, a stressed entity which was later sold to Rolls Royce. He also currently serves as the Executive Chairman of EMGS where he has served since 2007.  He is also on the Board of Norse Energy, an exploration and production company operating in the Marcellus Shale. He has been involved at the board level in value creation for many energy and energy service related companies since 1991.

Jon Christopher Boswell, Director, President& Chief Executive Officer

Mr. Boswell has served as President and Chief Executive Officer of FRI since December 2011. He has also served as a Director during the same time period.  Prior to FRI, from 2009 to 2011, Mr. Boswell served as Chief Financial Officer for NEOS GeoSolutions, a silicon valley backed oilfield technology company (“NEOS”).  Prior to NEOS, from 2003 to 2009, he served as Chief Financial Officer for Particle Drilling Technologies, an oilfield services and technology company (“Particle”). Prior to Particle, he served as Senior Vice President and Chief Financial Officer of Petroleum Geo-Services ASA (“PGS”) from December 1995 until October 2002.

PGS grew from a small enterprise in 1994 when Mr. Boswell joined the company to a $1 billion annual revenue enterprise with a peak enterprise value of $6 billion. In all, during his tenure as CFO at PGS, Mr. Boswell directed financings for over $3 billion of capital expenditures to facilitate PGS’ growth. Additionally during 1995, Mr. Boswell and other senior executives at PGS developed the concept to create a unique oil and gas company using a non-exclusive license in PGS’ seismic data library as seed capital. This company became Spinnaker Exploration company, which was then sold to Statoil for approximately $2.5 billion.

Mr. Boswell began his career at Arthur Andersen & Co. and later served in management positions with Price Waterhouse in Houston, Texas. Mr. Boswell is a 1985 graduate of the University of Texas at Austin.

Jogeir Romestrand, Director

Mr. Romestrand is the owner and director of the Norwegian private investment firm Rome AS.  Mr. Jogeir Romestrand served as an Independent member of the board of directors of Polarcus Ltd from September 12, 2009 until April 26, 2012.  He also served as a member of Polarcus Ltd’s audit committee.  He has over 20 years of experience within marine technology and previously worked in various management capacities within the ODIM Group, most recently as chief executive officer and president of ODIM ASA.

Carlos Fernandez, Director

Mr. Fernandez has 30 years of experience in the oil and gas industry and over 27 years of experience in various executive management and sales positions with a proven track record of delivering results and increasing revenues, profit and market share in multi-million dollar international organizations. From January 2010 to present, he has been working as General Manager – Latin America for NEOS GeoSolutions and has developed excellent relationships with the local energy ministries in Brazil, Ecuador, Colombia and Argentina and has strong relationships with most local energy companies. From 2006 to 2009, he served as Senior Vice President Business Development for 3DGeo, and from 1996 to 2006, he served as General Manager – Latin America for Paradigm Geophysical. From 1990 to 1995, Mr. Fernandez served as President of Petroleum Information Argentina. From 1979 through 1990, he held various leadership positions with seismic technology and seismic computing companies such as Silicon Graphics.

Thomas Hardisty, Director

Thomas E. Hardisty has served as the Vice President, Land and Business Development at Davis Petroleum Corp. and Davis Offshore, LP (“Davis”) since September, 2009. He is a seasoned energy executive with 29 years of experience in the exploration and production industry.  Prior to his tenure at Davis from January 2009 to September 2009, Mr. Hardisty was Vice President, Land and Business Development for Kerogen Resources, Inc.  From 2003 to January 2009, Mr. Hardisty served as Senior Vice President of Particle Drilling Technologies, Inc., an early-stage oilfield service company (“Particle”).  At Particle, Hardisty also served as a Director and as corporate secretary.  Prior to that position, he served in land management and executive positions with Shoreline Partners, Benz Energy, and PetroCorp Inc.

Mr. Hardisty is an active member of the American Association of Professional Landmen (AAPL), Houston Association of Professional Landmen (HAPL), the Houston Producers Forum (HPF) as well as other industry organizations. At HAPL, Hardisty has twice served as a director and as chairman of numerous educational and membership committees. Hardisty obtained a BBA/Petroleum Land Management degree from the University of Texas at Austin in 1984.

Officers

The following table sets forth certain information regarding FRI’s current executive officers. FRI’s officers are elected by the board of directors and serve at the discretion of the board.

Name	Position
Jon Christopher Boswell	Director, President & Chief Executive Officer
Alexander Nickolatos	Chief Financial Officer

Jon Christopher Boswell, Director, President & Chief Executive Officer

See above biography.

Alexander Nickolatos, Chief Financial Officer

Mr. Nickolatos has over 12 years of experience in finance and accounting. He was previously the Director of Financial Planning and Analysis at NEOS GeoSolutions (“NEOS”) from 2005 to 2012. During his time at NEOS, he also served as controller and treasurer while helping to raise and manage over $500 million from private investors, including Bill Gates, Kleiner Perkins and Goldman Sachs. He was instrumental in implementing NEOS' subsidiary exploration activities in Argentina and forming an assignment to ExxonMobil. Prior to joining NEOS, he worked for PricewaterhouseCoopers. Mr. Nickolatos is a Certified Public Accountant and holds a bachelor’s degree in business administration, summa cum laude, from Walla Walla University.

FRI Business Strategies

FRI is a Houston, Texas based oilfield services provider of well stimulation and intelligent completion services to the upstream oil and gas industry. FRI expects to perform high-pressure hydraulic fracturing services in unconventional oil and natural gas reservoirs outside the United States. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing, or open holes under high pressure, causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.

FRI intends to acquire its hydraulic fracturing fleets from well-established manufacturers of such equipment in order to assure it operates reliable and high performing fleets with the capability to meet the most demanding pressure and flow rate requirements in the field. FRI’s management team has extensive industry experience providing field management services and well stimulation services to exploration and production companies in the international markets. FRI intends to focus on the most active shale and unconventional oil and natural gas plays outside of the United States.

FRI currently performs field management services in the Vaca Muerta shale in Argentina and has developed several strong relationships with potential customers for its hydraulic fracturing services. Members of FRI’s team have provided geophysical predictive interpretations on over 350 projects in various shale plays in the United States. FRI is also evaluating opportunities expand its operations into new areas, which may include Mexico, Colombia and other areas in Latin America.

FRI is a Delaware corporation with principal executive offices located at 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043 and FRI’s main telephone number is (281) 531-7200.

Business Establishment and Growth

FRI intends to build upon its competitive strengths to grow its business and continuously increase its revenues and operating income. FRI’s near-term strategy to achieve these goals consists of (1) securing contracts or agreements with target customers in Argentina to utilize its first fleet at competitive pricing, (2) procuring, assembling and testing its first fleet in Argentina, (3) recruiting and training a top tier operations group to assure it will have satisfied customers and maintain a safe and reliable work environment, (4) building and expanding its capability for packaging more fleets in its target markets, (5) expanding its geographic footprint to other important international locations and (6) evaluating opportunities for complementary services.

Market for Common Equity and Related Stockholder Matters

FRI is a private company. There is no trading in FRI’s common stock and no public trading market for FRI’s common stock. As of August 28, 2013, there were approximately 22 holders of record of FRI’s common stock.

FRI has not paid any dividends on its common stock or preferred stock to date. Its policy has been to accumulate retained earnings to augment its capital.

FRI has a 2012 Stock Incentive Plan in place with approximately 1,000,000 shares of common stock reserved for issuance thereunder, and FRI has previously issued shares of its stock and options exercisable for shares of its stock as compensation for future services pursuant to its 2012 Stock Incentive Plan and individual agreements.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	127,301	$3.01	872,699
Equity compensation plans not approved by security holders	0	0	0
Total	127,301	$3.01	872,699

Evaluation of Disclosure Controls and Procedures

FRI has established disclosure controls and procedures to ensure that the financial information required to be disclosed by FRI in this proxy statement is accurate. Under the supervision and with the participation of FRI’s senior management, including the Chief Executive Officer (“Principal Executive Officer”) and the Chief Financial Officer (“Principal Financial Officer”), FRI evaluated its disclosure controls and procedures, as such term is defined under Rule 13a–15(e) promulgated under the Exchange Act. Based on this evaluation, the Principal Executive Officer and the Principal Financial Officer concluded that FRI’s disclosure controls and procedures were effective as of June 30, 2013 to ensure that the financial information required to be disclosed by FRI in this proxy statement is accurate.

Changes in Internal Control over Financial Reporting

There have been no changes in FRI’s internal controls over financial reporting (as defined in Rule 13(a)-15(f) or Rule 15d-15(f) of the Exchange Act) during the three months ended June 30, 2013 that have materially affected, or are reasonably likely to materially affect, FRI’s internal controls over financial reporting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FRACROCK INTERNATIONAL

You should read the following discussion and analysis of FRI’s plan of operation together with FRI’s consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement, including information with respect to FRI’s plans and strategy for FRI’s business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the section entitled “Risk Factors” included in this proxy statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

 Overview

FracRock International, Inc. (“FRI”) is a Delaware corporation engaged in the business of oil and gas services related primarily to international shale oil and gas development and secondarily conventional oil and gas service opportunities outside the United States. FRI plans to utilize its strategic relationships for oilfield service business development in the Latin American countries, with a particular focus in Mexico, Argentina, Colombia and Brazil. FRI’s principal executive offices are located at 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043. The phone number for FRI is (281) 531-7200.

FRI had no business activities prior to the acquisition of Frac Rock International, Inc., a company incorporated in British Virgin Islands (“FRIBVI”). As a result, references to FRI’s prior business activities, financial results and associated risk factors are those of FRIBVI.

FRI is a Houston, Texas based oilfield services provider of well stimulation and intelligent completion services to the upstream oil and gas industry. FRI expects to perform high-pressure hydraulic fracturing services in unconventional oil and natural gas reservoirs outside the United States. The fracturing process consists of pumping a specially formulated fluid into perforated well casing, tubing, or open holes under high pressure, causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.

FRI intends to acquire its hydraulic fracturing fleets from well-established manufacturers of such equipment in order to assure it operates reliable and high performing fleets with the capability to meet the most demanding pressure and flow rate requirements in the field. FRI’s management team has extensive industry experience providing field management services and well stimulation services to exploration and production companies in the international markets. FRI intends to focus on the most active shale and unconventional oil and natural gas plays outside of the United States.

FRI currently performs field management services in the Vaca Muerta shale in Argentina and has developed several strong relationships with potential customers for its hydraulic fracturing services. FRI’s team has provided geophysical predictive interpretations on over 350 projects. FRI is also evaluating opportunities expand its operations into new areas, which may include Mexico, Colombia and other areas in Latin America.

FRI is a Delaware corporation with principal executive offices located at 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043 and FRI’s main telephone number is (281) 531-7200.

 Recent Developments

After assembling FRI’s technology package and setting its strategy, FRI signed a memorandum of understanding in August 2012 with a major operator in the Neuquén basin of Argentina (the “MOU”). While the operator’s name cannot be disclosed due to the confidentiality restrictions set forth in the MOU, this customer operates several exploration blocks on its own and has negotiated 62 joint venture agreements with other oil and gas operators. The customer is a local exploration and production company, and it is very influential among other operators in the province of Neuquén. The MOU states that this customer will actively promote the use of FRI and its technology partners in the region while providing support to utilize 40% of FRI’s available hydraulic fracturing capacity in Neuquén over a three year period at prices set at 5% below market prices.

Although the MOU expired on August 31, 2013 as a result of FRI’s failure to import a defined amount of hydraulic horsepower, FRI has maintained weekly contact with this operator and believes that an extension of the MOU can be negotiated, particularly when FRI ships its first equipment package to Argentina. Additionally, FRI intends to build future equipment locally in Argentina, including a complete unconventional fleet if a long-term contract is secured. Such an investment will be financed through the reinvestment of free cash flow, borrowing funds locally from lending or leasing institutions supplemented by the issuance of additional equity securities, if necessary.

Field Management Purchase Order with Yacimientos Petrolíferos Fiscales (YPF). In June 2013, FRI obtained a $450,000 purchase order from YPF, the state oil and gas company of Argentina, to provide a geophysical prediction and fiber optic based diagnostic measurement of down-hole production. The required equipment was leased and imported into Argentina in August and operations are expected to commence in late September or early October. In addition, FRI has orders to conduct two additional field management projects for two other operators in Argentina.

 How FRI Generates its Revenues

Hydraulic fracturing services enhance the production of oil and natural gas from formations with restricted natural flow of hydrocarbons. The fracturing process consists of pumping a specially formulated fluid into a perforated well casing, tubing or open holes under high pressure, thereby causing the underground formation to crack or fracture and allowing nearby hydrocarbons to flow more freely up the wellbore. Sand, bauxite, resin-coated sand or ceramic particles, each referred to as a proppant or propping agent, are suspended in the fracturing fluid and prop open the cracks created by the hydraulic fracturing process in the underground formation. The extremely high pressure required to stimulate wells in many of the regions in which FRI intends to operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important element of the services FRI provides to oil and natural gas producers is designing the optimum well completion, which includes determining the proper fluid, proppant and injection specifications to maximize production. FRI intends to focus on the most active shale and unconventional oil and natural gas plays outside the United States.

 How FRI Obtains its Equipment

Due to a general oversupply of hydraulic fracturing equipment in the United States, FRI believes quality equipment is readily available both from other hydraulic fracturing companies and from manufacturers such as Stewart & Stevenson, Surefire Industries and NOV Rolligon. FRI intends to purchase or lease hydraulic fracturing equipment for its contracts as they are secured. FRI’s initial hydraulic fracturing fleet will be manufactured to its specifications. The hydraulic fracturing fleet is equipped to perform all aspects of hydraulic fracturing operations, including acid stimulation, high-pressure pumping and pressure testing. The fleet will typically include several trailer mounted fracturing units with triplex or quintaplex pumps, trailer mounted fracturing blenders, data trailers, chemical additive trailers and hydration units. Deliveries of equipment can be available in four to six weeks.

 FRI’s Challenges

FRI faces many challenges and risks in the industry in which it operates. Although many factors contributing to these risks are beyond FRI’s ability to control, FRI continuously monitors these risks and has taken steps to mitigate them to the extent practicable. FRI believes that it is well positioned to capitalize on future growth opportunities in the hydraulic fracturing market. However, FRI may be unable to capitalize on its competitive strengths to achieve its business objectives and, consequently, its results of operations may be adversely affected. Please read the section titled “Cautionary Statement Regarding Forward-Looking Statements” and the “Risk Factors” included in in this proxy statement for additional information about the risks FRI faces.

The successful execution of FRI’s business strategy depends on FRI’s ability to raise capital as needed to, among other things, finance the purchase of hydraulic fracturing fleets and to maintain any equipment FRI may have already purchased. If FRI is unable to generate sufficient cash flows from operations or obtain additional capital, FRI may be unable to sustain or increase its growth in the future. There is no guarantee that FRI will be able to raise the additional capital that will be needed to grow its business on favorable terms or at all. FRI expects to complete a private placement of common stock immediately prior to the merger and if successful, FRI believes it can satisfy its cash requirements over the next 12 months. The securities offered pursuant to the private placement have not and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

 Outlook

While the demand for hydraulic fracturing services has increased significantly in recent years, the pressure pumping market currently has excess capacity in the United States. In the international markets, there is generally an undersupply of pressure pumping equipment, particularly in those markets that are actively developing unconventional resources. Only a small percentage of the excess capacity in the United States has been re-deployed in the international markets and FRI believes the following trends, among others, will lead to increased demand for pressure pumping services in the United States and have the potential to restrict further movement of equipment from the United States to the international markets going forward:

●
Increased Horizontal Drilling. Drilling has increased in unconventional resource basins, particularly liquids-rich formations, through the application of horizontal drilling and completion technologies. Horizontal wells generally are completed with multiple stages, resulting in increased demand for pressure pumping services.

●
Implementation of New Drilling Technologies. New horizontal drilling and completion technologies which use hydraulic fracturing to produce oil and natural gas from unconventional resources plays have been implemented across the United States.

●
Improvements to Fracturing Processes. Hydraulic fracturing utilization is greater due to increasingly longer laterals equating to a greater number of fracturing stages. Utilization has further increased due to new horizontal well completion techniques incorporating the use of sliding sleeves as opposed to more conventional “plug and perf” wireline techniques.

 Capital Requirements

The energy services business is capital intensive, requiring significant investment to expand, upgrade and maintain equipment. FRI’s capital requirements have been minimal to date. Going forward, FRI expects its capital requirements to consist primarily of:

●	growth capital expenditures, such as those to acquire additional equipment and other assets to grow its business; and

●	maintenance capital expenditures, which are capital expenditures made to extend the useful life of its assets. There have been no maintenance capital expenditures to date.

Additionally, FRI continually monitors new advances in hydraulic fracturing equipment and down-hole technology as well as technologies that may complement its business and opportunities to acquire additional equipment to meet FRI’s customers’ needs. FRI’s ability to make any significant acquisition for cash would likely require FRI to obtain additional equity or debt financing, which may not be available to FRI on favorable terms or at all.

 Off-Balance Sheet Arrangements

As of December 31, 2012, FRI had no off-balance sheet arrangements other than the operating leases.

 Critical Accounting Policies and Estimates

The selection and application of accounting policies is an important process that has developed as FRI’s business activities have evolved and as the accounting standards have developed. Accounting standards generally do not involve a selection among alternatives, but involve the implementation and interpretation of existing standards, and the use of judgment applied to the specific set of circumstances existing in FRI’s business. FRI makes every effort to properly comply with all applicable standards on or before their adoption and believes the proper implementation and consistent application of the accounting standards are critical.

The preparation of consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles requires FRI to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. FRI bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances. FRI evaluates its estimates and assumptions on an ongoing basis. The results of FRI’s analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. FRI’s actual results may differ from these estimates under different assumptions or conditions.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), FRI is reporting in accordance with certain reduced public company reporting requirements permitted by this act. As a result, FRI’s financial statements may not be comparable to companies that are not emerging growth companies or elect to avail themselves of this provision.

FRI believes the following critical accounting policies involve significant areas of management’s judgments and estimates in the preparation of its consolidated financial statements.

Property and Equipment. Fixed asset additions are recorded at cost. Cost of units manufactured consists of products, components, labor and overhead. Expenditures for renewals and betterments that extend the lives of the assets are capitalized. An allocable amount of interest on borrowings is capitalized for self-constructed assets and equipment during their construction period. Amounts spent for maintenance and repairs are charged against operations as incurred. Costs of fixed assets are depreciated on a straight-line basis over the estimated useful lives of the related assets which range from two to seven years for service equipment. Leasehold improvements will be depreciated over the lesser of the estimated useful life of the improvement or the remaining lease term. Management is responsible for reviewing the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value of assets. When making this assessment, the following factors are considered: current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.

Revenue Recognition. Revenues are recognized as services are completed and collectability is reasonably assured. With respect to hydraulic fracturing services, FRI expects to recognize revenue and invoice its customers upon the completion of each fracturing stage. In FRI’s industry, it is not uncommon for a service provider to complete multiple fracturing stages per day during the course of a job.

Stock-Based Payments. FRI accounts for stock incentive awards issued to employees and non-employees in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. Accordingly, employee stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period, or upon the occurrence of certain vesting events. Additionally, stock-based awards to nonemployees are expensed over the period in which the related services are rendered. The grant-date fair value of awards is estimated using the Black-Scholes option-pricing model, which requires the use of highly subjective assumptions such as the estimated market value of FRI’s stock, expected term of the award, expected volatility and the risk-free interest rate. Since FRI’s shares are not publicly traded and have not been traded privately, the value of the shares is estimated based on significant unobservable inputs, primarily consisting of the estimated value of the start-up activities completed as of the grant date, as well as other inputs that are estimated based on similar entities with publicly traded securities. FRI also needs to apply significant judgment to estimate the forfeiture rate, which affects the amount of aggregate compensation that it is required to record as an expense. FRI estimates its forfeiture rate based on an analysis of its actual forfeitures, to the extent available, and will continue to evaluate the appropriateness of, and possible adjustments to, the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. FRI has had limited employee turnover to date, therefore quarterly changes in the estimated forfeiture rate will likely have a significant effect on reported unit-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher or lower than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease or increase to the stock-based compensation expense recognized in the financial statements. FRI continues to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock-based compensation on a prospective basis and incorporates these factors into its option-pricing model. Each of these inputs is subjective and generally requires significant management judgment. If, in the future, FRI determines that another method for calculating the fair value of its unit-based awards is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate expected volatility or expected term, the fair value calculated for its employee unit-based awards could change significantly. Higher volatility and longer expected terms generally result in an increase to stock-based compensation expense determined at the date of grant.

Income Taxes. FRI accounts for them using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Recently Issued Accounting Pronouncements. FRI does not expect the adoption of recently issued accounting pronouncements to have a material impact on its consolidated results of operations, balance sheet or cash flows.

New Accounting Pronouncements. As an “emerging growth company” under the Jobs Act, FRI has elected to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, FRI’s financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety.

The merger agreement has been included as an appendix to this proxy statement to provide you with information regarding its terms. Except for the merger agreement’s status as a contractual document that establishes and governs the legal relations among the parties with respect to the merger, the merger agreement is not intended to be a source of factual, business, or operational information about the parties to the merger agreement, namely, our Company, MergerCo, or FRI.

The merger agreement contains representations and warranties of the parties to the merger agreement, which are made to and solely for the benefit of each other. The assertions embodied in the representations and warranties are qualified and modified by information contained in disclosure schedules that the parties exchanged in connection with the signing of the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts about our Company, MergerCo, or FRI because (1) they were made only as of the date of the merger agreement or a prior specified date, (2) in some cases they are subject to qualifications with respect to materiality and knowledge, and (3) they are modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and such subsequent information may or may not be fully reflected in our public disclosures.

Structure of the Merger

FRI Merger Sub, Inc. (“MergerCo”) will be merged with and into FRI, which will continue as the surviving corporation under the name “FracRock International, Inc.” In the merger, (1) each outstanding share of common stock of FRI will be exchanged for one share of our common stock, and (2) each outstanding to purchase shares of common stock of FRI will be exchanged for an option to purchase the same number of shares of our common stock on the same terms. Neither our Company nor FRI will receive any other consideration for the merger. After the merger, FRI will be the surviving Company and will be our wholly owned subsidiary. As a further condition to the merger, we also must approve the reverse stock split and the name change, as discussed in greater detail under “Proposal II – Approval of the Reverse Stock Split” and “Proposal III – Approval of the Name Change.”

Effective Time of the Merger

The closing of the transactions contemplated by the merger agreement will occur as mutually determined by the parties after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived, including the filing of the amended and restated articles of incorporation to effectuate the reverse stock split and the name change. These are described in greater detail below under “Closing Conditions.” The effective time of the merger will occur at the time that the parties to the merger agreement file an agreement of merger (with attached officers’ certificates) with the Secretary of State of the State of Nevada.

Consideration for Merger

After the merger, FRI will be the surviving company and will be our wholly owned subsidiary. As consideration for the merger, we will be issuing equity securities to the existing equity holders of FRI. No cash consideration will be exchanged.

 Options

Prior to the merger, FRI is expected to have outstanding options to purchase up to 127,301 shares of FRI common stock. If the merger is completed, these options will convert into options to purchase our common stock, as applicable, on the same terms.

Effect of Merger on Our Stock

Our existing shareholders will not be affected by the merger other than the dilutive effects of the issuance of additional shares of our Company to the shareholders of FRI and the effects of the amended and restated articles of incorporation, including the reverse stock split, the name change and the increase in authorized preferred stock, as discussed below (see “Proposal II – Approval of the Reverse Stock Split,” “Proposal III – Approval of the Name Change” and “Proposal IV – Approval of the Increase in Authorized Preferred Stock”).  If the proposed merger is completed, each outstanding share of common stock of FRI will be converted into one share of our common stock.

Our Charter Documents; Executive Officers and Directors

Since we are not one of the merging entities, our articles of incorporation and our bylaws will not be directly affected by the merger. However, as a condition to completing the merger, we must adopt the amended and restated articles of incorporation to effectuate a 1:480 reverse stock split and a name change, as discussed in greater detail under “Proposal II – Approval of the Reverse Stock Split” and “Proposal III – Approval of the Name Change.”

Also as a condition to completing the merger, our board of directors is required to increase the number of directors on our board of directors to five and appoint the five persons designated by FRI, and the current officer and sole director of Vision is required to resign. FRI has advised us that it intends to designate Bjarte Bruheim, Jon Christopher Boswell, Carlos A. Fernandez, Thomas Hardisty and Jogeir Romestrand to our board of directors. We intend to retain the management of FRI after the merger.

Representations and Warranties; Survival

FRI, on the one hand, and our Company and MergerCo, on the other hand, have made representations and warranties in the merger agreement to each other regarding, among other things:

●	due organization, valid existence, good standing and qualification to do business;

●
the power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, including approval of the merger agreement by the party’s board of directors or other governing body;

●	capitalization, including the number of shares of stock;

●
the absence of certain specified violations of, or conflicts with, organizational documents, applicable law, and certain agreements as a result of entering into the merger agreement and consummating the merger;

●	the accuracy of financial statements;

●	assets used and owned, including title to the assets, and outstanding liabilities, including the absence of undisclosed liabilities;

●	taxes, including the filing of tax returns and the payment of taxes;

●	material contracts, including compliance with the contracts;

●	legal proceedings;

●	compliance with applicable laws, rules, and regulations;

●	the absence of a material adverse effect and certain other changes or events; and

●	the accuracy of representations and warranties in the merger agreement, including no omission to state any material facts.

Many of the representations and warranties are qualified by a “knowledge,” “material adverse effect” or “material adverse change” standard. None of the representations and warranties made in the merger agreement will survive the effective time of the merger.

Covenants

The merger agreement contains covenants among the parties relating to the following matters, among other things, and the majority of these covenants must be performed prior to the completion of the merger:

●	Conduct of Business Prior to the Merger – Each of our Company and MergerCo must conduct its activities in the ordinary course prior to the completion of the merger.

●	Due Diligence – Each party to the merger agreement must cooperate with the other parties in their pre-merger due diligence investigation.

●	Confidentiality – Each party must maintain the confidentiality of non-public information that it obtains about other parties to the merger agreement.

●
Directors on our Board of Directors – Upon the closing of the merger, the number of directors on our board of directors will be increased to five. Our directors will then nominate and elect to our board of directors the five persons designated by FRI, and our sole director and officer immediately prior to the closing will thereafter resign from all positions with our Company.

●
Delivery of Common Shares – On or as soon as practicable after the closing of the merger, FRI must use reasonable efforts to cause all holders of FRI common stock to surrender to our transfer agent for cancellation certificates representing their shares of FRI common stock against delivery of certificates representing the shares of our common stock, for which FRI shares are to be converted in the merger.

●
Restrictions on Issuance of Shares and Dividends – Other than as provided for in the amended and restated articles of incorporation, until the closing of the merger, we are prohibited from issuing any shares of stock or granting any options or warrants exercisable into any shares, from effectuating any stock dividend, stock split, recapitalization, or exchange of shares or from paying any dividends or other distributions on our stock.

Closing Conditions

The obligation of FRI to complete the merger is subject to the satisfaction or waiver (if permitted under applicable law) of certain conditions, including the following:

●
Accuracy of Representations and Warranties – The representations and warranties by or on behalf of our Company and MergerCo contained in the merger agreement or in any certificate or document delivered pursuant to the provisions thereof or in connection therewith being true and correct in all material respects at and as of the closing of the merger as though such representations and warranties were made at and as of such time.

●
Performance of Covenants – Our Company and Merger Co. having performed and complied with all covenants, agreements and conditions set forth or otherwise contemplated in, and having executed and delivered all documents required by, the merger agreement to be performed or complied with or executed and delivered by them prior to or at the closing of the merger.

●
Approval of Merger Agreement – On or before the closing, our sole director and, to the extent legally required, the shareholders of our Company and MergerCo, having approved in accordance with applicable state corporation law the execution and delivery of the merger agreement and the consummation of the transactions contemplated therein.

●
Appointment of New Directors – Our board of directors having appointed FRI’s five nominees to our board of directors and delivered the resignations of our current officer and director, effective as of the closing of the merger.

●
Sufficient Capital Stock – Our Company having sufficient shares of our capital stock authorized to complete the merger and the transactions contemplated thereby and the shares of our common stock to be issued to FRI shareholders at the closing of the merger being validly issued, nonassessable and fully paid under Nevada law and being issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

●	No Prohibition Under Law – The merger being permitted by applicable state law and otherwise.

●
Reverse Stock Split – Our Company having completed a one-to-480 stock split such that no more than 157,279 of our common stock are issued and outstanding shares and such 200,000,000 shares of common stock remain authorized.

●	Filing of all required SEC Documents – Our Company having made all filings required with SEC.

The obligation of Vision and MergerCo to complete the merger is subject to the satisfaction or waiver (if permitted under applicable law) of the following additional conditions:

●
Accuracy of Representations and Warranties – The representations and warranties by or on behalf of FRI contained in the merger agreement or in any certificate or document delivered pursuant to the provisions thereof or in connection therewith being true and correct in all material respects at and as of the closing of the merger as though such representations and warranties were made at and as of such time.

●
Performance of Covenants – FRI having performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and having have executed and delivered all documents required by, the merger agreement to be performed or complied with or executed and delivered by it prior to or at the closing of the merger.

●
Amendment and Restatement of the FRI stock option plan – Prior to the merger, FRI having amended and restated its stock option plan such that no more than 1,000,000 option shares are issuable pursuant to the plan inclusive of the 127,301 FRI option shares that are issued and unexercised.

Termination of the Merger Agreement

The merger agreement and all obligations thereunder (other than those related to fees) may be terminated (i) after November 15, 2013 at the discretion of either our Company or FRI if the Closing has not occurred by November 15, 2013; (ii) at any time by the non-breaching party if any of the representations and warranties or other agreements made herein by the other party have been materially breached; (iii) by mutual written consent of our Company and FRI; or (iv) in the event that either our Company or FRI fails to receive the requisite stockholder vote.

Whether the merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses.

THE SOLE MEMBER OF OUR BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

PROPOSAL II – APPROVAL OF THE REVERSE STOCK SPLIT

This section describes the material terms of the proposed 1:480 reverse stock split to be contained in our amended and restated articles of incorporation. The description in this section, and elsewhere in this proxy statement, is qualified in its entirety by reference to the amended and restated articles of incorporation, a copy of which is attached to this proxy statement as Appendix B to this proxy statement and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the reverse stock split that is important to you. We encourage you to read carefully the amended and restated articles of incorporation in its entirety.

As a condition to closing the merger and in order to facilitate the transactions contemplated by the merger agreement, we must effectuate a one-for-480 (1:480) reverse stock split of our common stock, which requires changes to our current articles of incorporation. The reasons and effects of the reverse stock split and the amendment and restatement of our articles of incorporation are discussed in greater detail below.  Each of the merger proposal, the name change proposal and the reverse stock split proposal is cross-conditioned upon the approval of the other, and none of those proposals will be deemed approved unless all are approved.

Amended and Restated Articles of Incorporation

Nevada law requires that for any action to amend or amend and restate our articles of incorporation, our sole director must adopt a resolution setting forth the amendment proposed and the amendment must be approved by stockholders holding shares in our Company entitling them to exercise at least a majority of the voting power of the class of shares, or such greater proportion of the voting power as may be required by the provisions of the articles of incorporation.

Effective Time of the Amended and Restated Articles of Incorporation

The amended and restated articles of incorporation were approved and authorized by our sole director on September 16, 2013. If the amended and restated articles of incorporation are approved by our shareholders, it will become effective immediately prior to the merger. We currently intend for this to occur promptly after the day of the shareholders’ meeting. If the merger is not approved by our shareholders, we will not proceed with the filing of the amended and restated articles of incorporation.

Reasons for Amending and Restating the Articles of Incorporation

As stated elsewhere in this proxy statement, we have pursued a business combination transaction with an existing private business enterprise seeking to take advantage of our status as a public corporation. We currently anticipate consummating such a business combination with FRI. The amendment to our articles of incorporation to effectuate the reverse stock split is necessitated by the terms of the merger agreement with FRI, and the filing of the amended and restated articles of incorporation is a condition to closing the merger. The reasons and effects of the reverse stock split are discussed in greater detail below.

Reverse Stock Split

The amended and restated articles of incorporation will effect a one-for-480 reverse stock split of our outstanding common stock.

Reasons for the Reverse Stock Split

Pursuant to the merger agreement, we will be issuing to the existing holders of FRI common stock shares of our common stock, and issuing to holders of options to purchase FRI common stock options to purchase our common stock on the same terms. In the merger, we anticipate issuing to the shareholders of FRI up to 5,472,648 shares of our common stock, options to purchase up to 127,301 shares of our common stock, in each case after taking into account the one-for-480 reverse stock split. We are undertaking the reverse stock split because it is a condition to closing the merger.

Effect of the Reverse Stock Split

If approved by our shareholders, the reverse stock split will take effect immediately prior to the merger. Upon effectiveness, each 480 shares of our outstanding common stock immediately prior to effectiveness will automatically be changed to represent one share of our common stock, with any fractional shares rounded up to the next nearest whole share (on a shareholder by shareholder basis). The reverse stock split, in and of itself, will not affect any shareholder’s proportional equity interest, nor will it change any of the rights of the existing holders of our common stock. Shareholders should recognize that after the reverse stock split is effectuated, they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by 480). In addition, the reverse stock split will likely increase the number of our shareholders who own odd-lots (less than 100 shares). Shareholders who hold odd-lots generally experience an increase in the cost of selling their shares, as well as greater difficulty in effectuating such sales.

We anticipate that immediately prior to the effectiveness of the reverse split, we will not have any shares of common stock available for further issuance. Immediately subsequent to the effectiveness of the reverse split, we will have approximately 199,842,721 shares of authorized but unissued shares of common stock. We anticipate issuing up to 5,472,648 shares of common stock in connection with the merger. The issuance of shares in the merger will result in a decrease in our existing shareholders’ proportional equity interest in our Company to approximately 2.8%. The remaining shares may be issued by our sole director in its discretion.

Though not intended to have an anti-takeover effect, a possible effect of the reverse stock split is to discourage a merger, tender offer or proxy contest, or the assumption of control by a shareholder of a large block of the Company's voting securities and the removal of incumbent management. Our management could use the additional shares of common stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent shareholders that would provide an above market premium by issuing additional shares of common stock.

We do not, at this time, have any specific plans, proposals or arrangements to issue any of the newly authorized shares of common stock.

In connection with our reverse stock split and our name change, we expect to request a new trading symbol. Our current trading symbol is “VIGS.OB”.

What Will the Effect of the Reverse Stock Split be on our Outstanding Shares of Common Stock?

The effect of the proposed reverse stock split on our outstanding shares is shown in the table below:

	Issued and outstanding shares of common stock	Shares of common stock reserved for issuance	Authorized but unreserved common stock
As of the date of this proxy statement	75,493,885	0	200,000,000
Following the approval of the merger and a 1:480 Reverse Stock Split	157,279	0	200,000,000

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital on the balance sheet attributable to common stock will be reduced proportionately based on the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock for past financial periods will be restated because there will be fewer shares of common stock outstanding.

Tax Consequences

We believe that the federal income tax consequences of the reverse stock split to our shareholders will be as follows:

●	No gain or loss will be recognized by any of our shareholders;

●	The aggregate tax basis of the shares after the reverse stock split will equal the aggregate tax basis of the shares exchanged therefor;

●	The holding period of the shares after the reverse stock split will include the holding period of the holder’s existing shares; and

●	The conversion of the existing shares into the new shares after the reverse stock split will produce no gain or loss to us.

Our belief as outlined above is not binding upon the Internal Revenue Service or the courts, and we cannot assure you that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities. This summary also assumes that the existing shares of our capital stock were, and our new shares of capital stock will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides. The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the reverse stock split.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

After the reverse stock split becomes effective, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. Promptly after the effective date of the merger, you will be notified that the amended and restated articles of incorporation have been filed and that the reverse stock split has been effected. Our stock transfer agent, Pacific Stock Transfer Company, whom we refer to as the “Exchange Agent”, will implement the exchange of stock certificates representing post-reverse split shares of our common stock in exchange for pre-reverse split shares of our common stock. You will be asked to surrender to the Exchange Agent certificate(s) representing your pre-split shares in exchange for certificates representing your post-split shares in accordance with the procedures to be set forth in a letter of transmittal that we will send to you following the effectiveness of the merger. You will not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the Exchange Agent and any other information or materials which the Exchange Agent may require.

PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE OR SUBMIT ANY OF YOUR CERTIFICATES UNTIL YOU ARE REQUESTED TO DO SO.

Fractional Shares

No scrip or fractional shares, or certificates for fractional shares, will be issued in connection with the reverse stock split. If the number of shares held by a shareholder is not evenly divisible by 480, the number of shares will be rounded up to the nearest whole number. Given that the value of any fractional share will likely be de minimis, we believe that this method is preferable to paying cash in lieu of issuing fractional shares.

THE SOLE DIRECTOR OF OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE REVERSE STOCK SPLIT .

PROPOSAL III – APPROVAL OF THE NAME CHANGE

This section describes the material terms of the proposed name change to be contained in our amended and restated articles of incorporation.  The description in this section, and elsewhere in this proxy statement, is qualified in its entirety by reference to the amended and restated articles of incorporation, a copy of which is attached to this proxy statement as Appendix B to this proxy statement and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the name change that is important to you. We encourage you to read carefully the amended and restated articles of incorporation in its entirety.

As a condition to closing the merger and in order to facilitate the transactions contemplated by the merger agreement, we must change our name to “Eco-Stim Energy Solutions, Inc.,” which requires changes to our current articles of incorporation. The reasons and effects of the name change and the amendment and restatement of our articles of incorporation are discussed in greater detail below. Each of the merger proposal, the name change proposal and the reverse stock split proposal is cross-conditioned upon the approval of the other, and none of those proposals will be deemed approved unless all are approved.

Amended and Restated Articles of Incorporation

Nevada law requires that for any action to amend or amend and restate our articles of incorporation, our sole director must adopt a resolution setting forth the amendment proposed and the amendment must be approved by stockholders holding shares in our Company entitling them to exercise at least a majority of the voting power of the class of shares, or such greater proportion of the voting power as may be required by the provisions of the articles of incorporation.

Effective Time of the Amended and Restated Articles of Incorporation

The amended and restated articles of incorporation were approved and authorized by our sole director on September 16, 2013. If the amended and restated articles of incorporation are approved by our shareholders, it will become effective immediately prior to the merger. We currently intend for this to occur promptly after the day of the shareholders’ meeting. If the merger is not approved by our shareholders, we will not proceed with the filing of the amended and restated articles of incorporation.

Reasons for Amending and Restating the Articles of Incorporation

As stated elsewhere in this proxy statement, we have pursued a business combination transaction with an existing private business enterprise seeking to take advantage of our status as a public corporation. We currently anticipate consummating such a business combination with FRI. The amendment to our articles of incorporation to change our name is necessitated by the terms of the merger agreement with FRI, and the filing of the amended and restated articles of incorporation is a condition to closing the merger. The reasons and effects of the name change are discussed in greater detail below.

Name Change

The amended and restated articles of incorporation will change our name from “Vision Global Solutions, Inc.” to “Eco-Stim Energy Solutions, Inc.”

Reasons for Name Change

The change in our name is a condition to closing the merger.

Effect of Name Change

The name change will not have any effect on the rights of our existing shareholders. As previously mentioned, we will request a new trading symbol as a result of the name change and as a result of the changes in our amended and restated articles of incorporation.

In connection with our reverse stock split and our name change, we expect to request a new trading symbol. Our current trading symbol is “VIGS.OB”.

THE SOLE DIRECTOR OF OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE NAME CHANGE OF THE COMPANY .

PROPOSAL IV – APPROVAL OF THE INCREASE IN AUTHORIZED PREFERRED STOCK

This section describes the material terms of the proposed increase in our authorized preferred stock to be contained in our amended and restated articles of incorporation. The description in this section, and elsewhere in this proxy statement, is qualified in its entirety by reference to the amended and restated articles of incorporation, a copy of which is attached to this proxy statement as Appendix B to this proxy statement and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the increase in authorized preferred stock that is important to you. We encourage you to read carefully the amended and restated articles of incorporation in its entirety.

In order to facilitate capital raising to support the Company’s growth, our sole director believes that it is desirable to increase our authorized capital from 5,000,000 shares of preferred stock to 50,000,000 shares of preferred stock, which requires changes to our current articles of incorporation. The reasons and effects of the increase in authorized preferred stock and the amended and restatement of our articles of incorporation are discussed in greater detail below.

Amended and Restated Articles of Incorporation

Nevada law requires that for any action to amend or amend and restate our articles of incorporation, our sole director must adopt a resolution setting forth the amendment proposed and the amendment must be approved by stockholders holding shares in our Company entitling them to exercise at least a majority of the voting power of the class of shares, or such greater proportion of the voting power as may be required by the provisions of the articles of incorporation.

Effective Time of the Amended and Restated Articles of Incorporation

The amended and restated articles of incorporation were approved and authorized by our sole director on September 16, 2013. If the amended and restated articles of incorporation are approved by our shareholders, it will become effective immediately prior to the merger. We currently intend for this to occur promptly after the day of the shareholders’ meeting. If the merger is not approved by our shareholders, we will not proceed with the filing of the amended and restated articles of incorporation.

Reasons for Amending and Restating the Articles of Incorporation

As stated elsewhere in this proxy statement, we have pursued a business combination transaction with an existing private business enterprise seeking to take advantage of our status as a public corporation. We currently anticipate consummating such a business combination with FRI. The amendments to our articles of incorporation relating to the name change and the reverse stock split are necessitated by the terms of the merger agreement with FRI, and the filing of the amended and restated articles of incorporation is a condition to closing the merger. The reasons and effects of the increase in authorized preferred stock are discussed in greater detail below.

Increase in Authorized Preferred Stock

The amended and restated articles of incorporation will increase our authorized shares of preferred stock from 5,000,000 shares to 50,000,000 shares.

Reasons for Increase in Authorized Preferred Stock

The proposed increase in our preferred stock is for capital raising purposes to support the Company’s growth. In particular, while no transaction is currently contemplated, the preferred stock could be issued at a premium to our common stock price and could be less restrictive than collateralized debt. Further, in difficult capital markets, it is possible that the only capital available to finance the Company’s growth may come from investors requiring a preferred security. The sole member of the board of directors believes that in a capital intensive business, the management team should be equipped with as many tools as possible to adequately finance the Company. We currently have no specific plans or understandings with respect to the issuance of any preferred stock.

Effect of Increase in Authorized Preferred Stock

The increase in authorized preferred stock will not have any immediate effect on the rights of our existing shareholders. However, the increase in our authorized preferred stock will permit our board of directors to issue additional shares of preferred stock and shares of common stock upon the conversion of such shares of preferred stock without further approval of our shareholders, and our board of directors does not intend to seek shareholder approval prior to any issuance of the preferred stock unless shareholder approval is required by applicable law or stock market or exchange requirements. Our issuance of shares of preferred stock may result in substantial dilution to our existing shareholders, and such issuances may not require shareholder approval.

The board of directors will have “blank check” authority in relation to the preferred stock and will be authorized to fix the designations, rights, preferences, powers and limitations of each series of the preferred stock. The term "blank check" refers to the authority of the board of directors of a corporation to create one or more series of preferred stock, from time to time, and to determine the relative rights, preferences, powers and limitations of each series, including, without limitation: (i) the number of shares in each series, (ii) whether a series will bear dividends and whether dividends will be cumulative, (iii) the dividend rate and the dates of dividend payments, (iv) liquidation preferences and prices, (v) terms of redemption, including timing, rates and prices, (vi) conversion rights, (vii) any sinking fund requirements, (viii) any restrictions on the issuance of additional shares of any class or series, (ix) any voting rights and (x) any other relative, participating, optional or other special rights, preferences, powers, qualifications, limitations or restrictions.

The board of directors will have the power to issue the shares of preferred stock in one or more classes or series with such preferences and voting rights as the board of directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the Company's shares of common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any of the shares of preferred stock as determined by the board of directors at the time of issuance, the holders of shares of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Company, redemption rights, rights to convert their shares of preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of the Company by the holders of shares of common stock. Depending on the particular terms of any series of the preferred stock, holders thereof may have significant voting rights and the right to representation on the Company's board of directors. In addition, the approval of the holders of shares of preferred stock, voting as a class or as a series, may be required for the taking of certain corporate actions, such as mergers.

The increase in our authorized preferred stock is not intended to have an anti-takeover effect. However, future issuances of preferred stock, especially if granted special voting rights or if convertible into common stock, could have the effect of diluting the voting rights of existing shareholders of common stock. Our management could use the additional shares of preferred stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent shareholders that would provide an above market premium by issuing additional shares of preferred stock.

We do not, at this time, have any specific plans, proposals or arrangements to issue any of the newly authorized shares of preferred stock.

THE SOLE DIRECTOR OF OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE INCREASE IN AUTHORIZED PREFERRED STOCK.

EXISTING SIGNIFICANT STOCKHOLDERS OF FRACROCK INTERNATIONAL, INC.

The table below sets forth certain information with respect to beneficial ownership of FRI securities by:

●	persons known by us to be the beneficial owners of more than five percent (5%) of our issued and outstanding common stock;

●	each of our executive officers and directors; and

●	all of our officers and directors as a group.

Percentages are computed using a denominator of 5,472,648 shares of common stock outstanding, consisting of 2,972,648 shares of outstanding common stock plus up to 2,500,000 shares of common stock to be issued in connection with the private placement currently in progress at FRI.

Name of Beneficial Owner (1)	Shares Beneficially Owned	Percentage Beneficially Owned On a Fully-Diluted Basis
Bjarte Bruheim
Executive Chairman	525,639	9.60%
Pacific Bay Industries, LLC (3)(4)(5)	517,721	9.46%
Trek Partners III	342,857	6.26%
Jon Christopher Boswell
Director, President & Chief Executive Officer	257,138	4.70%
Rome AS, Co (2)	120,495	2.20%
Carlos Fernandez
Director	109,993	2.01%
Alexander Nickolatos
Chief Financial Officer	50,000	*
Thomas Hardisty
Director	21,385	*
Total	1,945,228	35.54%
All executive officers and directors as a group (six persons)	1,084,650	19.82%
__________
* indicates less than 1%.
(1) The address of each stockholder is 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043.
(2) Mr. Jogeir Romestrand, director of FRI, is the owner and director of Rome AS, Co.
(3) Mr. Waltz, Vision’s sole director and Chief Executive Officer, owns 41,667 shares held by Pacific Bay Industries.
(4) Cagan McAfee Capital Partners, a lender to Vision, owns 27,883 shares held by Pacific Bay Industries.
(5) Navitas, Inc., a lender to Vision, owns 21,000 shares held by Pacific Bay Industries.

DESCRIPTION OF SECURITIES TO BE ISSUED IN CONNECTION WITH MERGER

Common Stock

Holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of shareholders. In the event of liquidation, holders of common stock are entitled to share pro rata in the distribution of assets remaining after payment of liabilities, if any, and payments to the holders of our preferred stock. Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by our board out of funds legally available therefore. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Shares Issuable In Connection With the Merger

Up to 5,472,648 new common shares will be issued to FRI’s existing shareholders in connection with the merger (2,972,648 shares in connection with the numbers of shares of common stock of FRI currently outstanding and 2,500,000 shares in connection with the maximum number of shares of FRI common stock issuable in connection with FRI’s private placement). Each outstanding share of FRI common stock will be converted into one share of our common stock at the completion of the merger.

MARKET FOR VISION’S COMMON STOCK

Market Information and Holders

Our stock became qualified for quotation on the Over-the-Counter Bulletin Board under the symbol VIGS in 2003 and continued to trade on the Over-the-Counter Bulletin Board until August 23, 2007. Thereafter, the Company commenced trading on the OTC Market as an OTCQB tier stock, where it continues to trade until present. There is, at present, a very low public market for the Company’s common shares, and there is no assurance that any such market will develop, or if developed, that such market will be sustained. The Company’s common shares therefore are not a suitable investment for persons who may have to liquidate their investment on a timely basis and are therefore only appropriate for those investors who are able to make a long term investment in the Company.

Although quotations for the Company’s common stock appear on the OTC Markets, there is no established trading market for the common stock. Since January 2001, transactions in the common stock can only be described as sporadic. Consequently, the Company is of the opinion that any published prices cannot be attributed to a liquid and active trading market and, therefore, is not indicative of any meaningful market value.

There are 598 holders of our common equity as of April 30, 2013. The following table sets forth for the respective periods the prices of the Company’s common stock. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

DATE	HIGH	LOW	CLOSE
30-Jun-13	0.006	0.006	0.006
31-Mar-13	0.010	0.005	0.010
31-Dec-12	0.030	0.003	0.006
30-Sep-12	0.009	0.002	0.009
30-Jun-12	0.010	0.005	0.005
31-Mar-12	0.015	0.006	0.010
31-Dec-11	0.030	0.006	0.012
30-Sep-11	0.040	0.009	0.021
30-Jun-11	0.075	0.010	0.032

Dividends

The payment of dividends, if any, in the future shall be determined by the sole member of our board of directors, in his discretion and will depend on, among other things, our earnings, our capital requirements , and our financial condition as well as other relevant factors. We have not paid or declared any dividends to date. Holders of common stock are entitled to receive dividends as declared and paid from time to time by our sole director from funds legally available. We intend to retain any earnings for marketing and expansion purposes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The table below sets forth certain information with respect to beneficial ownership of our common stock as of the record date of the special meeting of shareholders, by:

●	persons known by us to be the beneficial owners of more than five percent (5%) of our issued and outstanding common stock;

●	each of our executive officers and directors; and

●	all of our officers and directors as a group.

Percentages are computed using a denominator of 75,493,885 shares of common stock outstanding, which does not reflect the 1:480 reverse stock split, which has not yet become effective.

Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of Class
Elizabeth Rose (2)	4,040,000	5.35%
Todd Waltz (3)(4)	2,000,000	5.30%
Batavia Emporia Trust (5)(6)	10,000,000	13.25%
Michael L. Peterson (7)	8,000,000	10.60%
Bradley N. Rotter (8)	8,000,000	10.60%
Navitas Capital LLC (9)	8,000,000	10.60%
First Trust Corp-Philip Kranenburg TTEE (10)	4,000,000	5.30%
Michael Todd Buchanan (11)	4,000,000	5.30%
Gita Iyer (12)	4,000,000	5.30%
James Wolfenbarger (13)	4,000,000	5.30%
Eugene Ryeson (14)	4,000,000	5.30%
	60,040,000	76.4%
All officers and directors as a group	2,000,000	5.30%
____________
(1)
Applicable percentage of beneficial ownership is based on 75,493,885 shares of VIGS common stock. Beneficial ownership is determined in accordance with rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after September 16, 2013 are deemed outstanding, but are not deemed outstanding for computing the percentage of any other person.

(2)	Address is 420 Hillside Crossing, Pompton Plains, NJ, 7444.

(3)	Address is 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014.

(4)	Mr. Waltz is the sole officer and director of the Company.

(5)	Address is7486 La Jolla Boulevard, La Jolla, CA 92037

(6)	Trust for the daughters of Mr. Blair Krueger, counsel of the Company.

(7)	Address is 17 Canary Court, Danville, CA, 94526.

(8)	Address is 850 Corbett Ave., Ste 6, San Francisco, CA, 94131.

(9)	Address is 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014.

(10)	Address is 100 Smith Ranch Road, Suite 108, San Rafael, CA, 94903.

(11)	Address is 5906 S. Royal Point Drive, Kingwood, TX, 77345.

(12)	Address is 5004 High Grove Court, Granite Bay, CA, 95746.

(13)	Address is 2099 Ridge Road, White Lake, MI, 48383.

(14)	Address is 2801 Ridge Road, White Lake, MI, 48383.

Changes in Control

Other than the merger previously described in this proxy statement, the sole member of our board of directors is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of the Company. After the merger, neither our sole director and officer nor any of our other existing shareholders will beneficially own more than 5% of our common stock.

OTHER MATTERS

Our management does not intend to present any other items of business and knows of no other matters that will be brought before the special meeting. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope to ensure your representation at the special meeting.

HOUSEHOLDING

In order to reduce our printing costs and postage fees, in certain circumstances, we may send only one copy of this proxy statement to multiple shareholders if multiple shareholders of record have the same address. If you are an eligible shareholder of record receiving multiple copies of this proxy statement at your household, you can request householding orally or in writing by contacting Vision Global Solutions, Inc., 20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014, Attn: Chief Executive Officer, by calling (408) 517-3311 or by following the instruction at www.iproxydirect.com/VIGS. If you are a shareholder of record residing at an address that participates in householding and you wish to receive a separate document in the future, you may contact us in the same manner and we undertake to deliver to you promptly a copy of the proxy statement. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

WHERE YOU CAN FIND MORE INFORMATION

Vision Global Solutions, Inc. files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC’s Public Reference Room. The SEC also maintains an internet site that contains all reports, proxy statements and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov.

INCORPORATION BY REFERENCE

We “incorporate by reference” certain information into this proxy statement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement.

We incorporate by reference the documents listed below:

●	Our Annual Report on Form 10-K for the year ended March 31, 2012;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013; and

●	Our Current Reports on Form 8-K filed on September 18, 2013, October 16, 2013 and October 21, 2013.

This proxy statement also incorporates by reference all additional documents that may be filed by Vision Global Solutions, Inc. with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Vision Global Solutions, Inc. special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (other than portions of those documents deemed to have been furnished and not filed).

You may request a copy of any Vision document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number.

Vision Global Solutions, Inc.
20400 Stevens Creek Blvd., Suite 700
Cupertino, California  95014
(408) 517-3311

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO OUR COMPANY PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO OUR COMPANY’S CORPORATE SECRETARY PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

By Order of the Board of Directors,

Todd Waltz
President and Chief Executive Officer

October 22, 2013

FRAC ROCK INTERNATIONAL, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Table of Contents

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2012 AND PERIOD FROM DECEMBER 30, 2011 (INCEPTION) THROUGH DECEMBER 31, 2011 (AUDITED)

CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (UNAUDITED)

FRAC ROCK INTERNATIONAL, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2012 and period from
December 30, 2011 (Inception) through December 31, 2011
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Frac Rock International, Inc.

We have audited the accompanying consolidated balance sheets of Frac Rock International, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2012, and the period from December 30, 2011(inception) through December 31, 2011, and the related notes to the consolidated financial statements. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the year ended December 31, 2012, and the period from December 30, 2011(inception) through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Whitley Penn LLP

Dallas, Texas
September 13, 2013

FRAC ROCK INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$1,492,871	$—
Accounts receivable	2,385	—
Prepaids	6,000	—
Total current assets	1,501,256	—

Equipment, net	21,874	—

Total assets	$1,523,130	$—

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$176,705	$13,497
Accrued expenses	215,737	—
Total current liabilities	392,442	13,497

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock	673	673
Preferred stock	3,496,500	—
Additional paid-in capital	55,561	5,327
Accumulated deficit	(2,422,046)	(19,497)
Total stockholders’ equity (deficit)	1,130,688	(13,497)

Total liabilities and stockholders’ equity (deficit)	$1,523,130	$—

See accompanying notes to consolidated financial statements.

FRAC ROCK INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2012	Period from December 30, 2011 (Inception) through December 31, 2011

Revenue	$10,660	$—
Cost of sales	5,341	—
Gross profit	5,319	—
Selling, general, and administrative expenses	2,407,868	19,497
Loss before provision for income taxes	(2,402,549)	(19,497)
Provision for income taxes	—	—
Net loss	$(2,402,549)	$(19,497)

See accompanying notes to consolidated financial statements.

FRAC ROCK INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

Year Ended December 31, 2012 and Period from
December 30, 2011 (Inception) through December 31, 2011

	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Total

December 30, 2011 (Inception)	$673	$—	$5,327	$—	$6,000
Net loss	—	—	—	(19,497)	(19,497)
Balance at December 31, 2011	673	—	5,327	(19,497)	(13,497)
Proceeds from issuance of preferred stock	—	3,496,500	—	—	3,496,500
Stock based compensation	—	—	50,234	—	50,234
Net loss	—	—	—	(2,402,549)	(2,402,549)
Balance at December 31, 2012	$673	$3,496,500	$55,561	$(2,422,046)	$1,130,688

See accompanying notes to consolidated financial statements.

FRAC ROCK INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2012	Period from December 30, 2011 (Inception) through December 31, 2011

Operating Activities
Net loss	$(2,402,549)	$(19,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,359	—
Stock based compensation	50,234	—
Changes in operating assets and liabilities:
Accounts receivable	(2,385)	—
Prepaids	(6,000)	—
Accounts payable	253,969	13,497
Accrued expenses	215,737	—
Net cash used in operating activities	(1,888,635)	(6,000)

Investing Activities
Purchases of equipment	(24,233)	—
Net cash used in investing activities	(24,233)	—

Financing Activities
Proceeds from issuance of common stock	—	6,000
Proceeds from issuance of preferred stock	3,405,739	—
Net cash provided by financing activities	3,405,739	6,000

Net increase in cash and cash equivalents	1,492,871	—
Cash and cash equivalents at beginning of year/period	—	—

Cash and cash equivalents at end of year/period	$1,492,871	$—

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$—	$—
Cash paid during the year for income taxes	$—	$—

Non-cash activities
Preferred stock issued to settle accounts payable	$90,761	$—

See accompanying notes to consolidated financial statements.

FRAC ROCK INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

A.           Nature of Business

Frac Rock International, Inc. (the “Company”), a British Virgin Islands company, was incorporated on December 30, 2011, by a group of oilfield-service executives who anticipate that the hydraulic fracturing activity levels experienced in the North American market will be replicated around the world. The Company maintains offices in Houston, Texas; Oslo, Norway; and Buenos Aires, Argentina. The address of the Company’s registered office is Wickhams Cay I, PO Box 3190 Road Town, Tortola, British Virgin Islands VG1110.

B.           Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

During 2012 the Company’s revenue was generated from consulting services. Revenues from all services are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured. Revenues from consulting services performed on a day-rate or hourly basis are recognized as the service is performed.

Foreign Currency Translation

All assets and liabilities in the balance sheet of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end exchange rates. All revenues and expenses in the statement of operations, of these foreign subsidiaries, are translated at average exchange rates for the year. Translation gains and losses are not included in determining net loss but are shown in accumulated other comprehensive gain (loss) of the consolidated balance sheets. Foreign currency transaction gains and losses are included in determining net loss. During 2012 and 2011 the Company did not have any translation gains or losses.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2012, the Company had no such investments. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

FRAC ROCK INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. There was no reserve for doubtful accounts as of December 31, 2012.

Equipment

Equipment is stated at historical cost less depreciation. Historical cost includes expenditures that are directly attributable to the acquisition of the items.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Leasehold improvements are amortized over the lower of the service lives of the improvements or the remaining life of the lease. Expenditures for major renewals and betterments that extend the useful lives are capitalized. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are reflected in the accompanying consolidated statement of operations of the respective period.

The estimated useful lives of equipment are as follows:

Furniture, fixtures, and office equipment  5 years

Accounts Payable

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Stock-Based Compensation

The Company accounts for its stock options under the fair value recognition provisions of ASC Topic 718.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent that the carrying value exceeds the fair value. If estimated future cash flows are not achieved with respect to long-lived assets, additional write-downs may be required.

Financial Risk Factors

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality financial institutions.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities, which qualify as financial instruments under this statement, and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of accounts receivable, prepaids, accounts payable, and accrued expenses approximate their carrying amounts due to the relatively short maturity of these instruments. None of these instruments are held for trading purposes.

FRAC ROCK INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Income Taxes

Deferred income taxes are determined using the asset and liability method in accordance with ASC Topic 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in years in which such temporary differences are expected to be recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in the consolidated statement of operations of the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

C.           Equipment

Equipment consisted of the following at December 31, 2012:

Furniture, fixtures, and office equipment	$24,233
Less accumulated depreciation	(2,359)
Equipment, net	$21,874

Depreciation expense is included in general and administrative expenses in the accompanying consolidated statement of operations.

D.           Stockholders’ Equity (Deficit)

Series	Number of Shares Authorized	Number of Shares Issued and Outstanding	Conversion Price
Preferred A	1,050,000	1,050,000	$3.33
Preferred B	48,950,000	—	N/A
Common	100,000,000	67,316	N/A

Series A Preferred Stock

At December 31, 2012, the Company had 1,050,000 shares of Series A preferred stock outstanding. Each share of the Series A is convertible into shares of common stock at the option of the holder at the stated conversion price. Convertible preferred stock is not redeemable.

Preferred shares are classified as equity. Series A Preferred stockholders elect six of the Company’s eight directors, have preference in liquidation and two-thirds of preferred directors must approve most actions by the board. Each Series A Preferred Stock shall be convertible, at the option of the holder, at any time and without the payment of additional consideration by such holder, into a number of Common Stock determined by dividing (i) the sum of (A) the Series A Original Issuance Price and (B) any dividends on such Series A Preferred Stock which such holder is entitled to receive, but has not received, by (ii) the conversion price for such Series A Preferred Stock (the “Conversion Price”) in effect on the date of the conversion. The initial Conversion Price at the time of issuance of the Series A Preferred Shares shall be $3.33, so that each Preferred Stock is initially convertible into one (1) fully paid and non-assessable Common Stock.

Series B Preferred Stock

The company has authorized 48,950,000 non-convertible Series B shares. As of December 31, 2012, there are no Series B shares issued or outstanding.

FRAC ROCK INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

E.           Employee Benefit Plan

The Company adopted a defined contribution 401(k) profit-sharing plan effective January 1, 2012, covering all Company employees. The plan provides for employee contributions, employer matching contributions, and a discretionary profit sharing contribution. All employer contributions vest over a five-year period. The Company’s matching contributions for the year ended December 31, 2012, were approximately $30,094. No discretionary profit sharing contributions were made during 2012.

F.           Stock-Based Compensation

As of December 31, 2012, the Company has a single stock incentive plan approved by its stockholders, the 2012 Stock Incentive Plan (the “Plan”), for the granting of stock-based incentive awards, including incentive stock options, non-qualified stock options, and restricted stock to employees, consultants, and members of the Company’s Board of Directors. The Plan was originally adopted in 2012, and a maximum of 2,164,500 shares are reserved for issuance under the Plan. As of December 31, 2012, 2,003,071 shares were available for grant under the Plan.

Stock Options

Options granted vest over a period of two years, subject to the optionee’s continued employment or service, and an option granted under the Plan may have an expiration date not longer than ten years following the date of grant. The Plan specifies that the per share exercise price of an incentive stock option may not be less than 110% of the fair market value of the Company’s common stock on the date of grant, and the per share exercise price of a non-qualified stock option may not be less than the fair market value of the Company’s common stock on the date of grant. The Company’s general practice has been to grant options with a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant.

Stock option transactions in the Plan are as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Balance at December 31, 2011	—	$—
Granted	161,429	2.65	10
Forfeited	—	—
Exercised	—	—
Balance at December 31, 2012	161,429	$2.65	9.54
Exercisable at December 31, 2012	8,604	$0.16	9.08

As of December 31, 2012, the range of exercise prices for outstanding options was $0.09 – $3.33.

The fair value of options issued for the year ended December 31, 2012, were estimated to be $283,942 at the date of grant using a Black-Scholes option-pricing model using the following weighted average assumptions:

Volatility	75%
Expected lives	5.25 years
Expected dividend yield	—
Risk free rates	1.64%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determined the initial expected life based on a simplified method in accordance with ASC Topic 718, giving consideration to the contractual terms, vesting schedules, and pre-vesting and post-vesting forfeitures.

FRAC ROCK INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During the year ended December 31, 2012, the Company recorded $50,234 of stock-based compensation, which is included in general and administrative expense in the accompanying consolidated statement of operations. Total unamortized stock-based compensation expense at December 31, 2012, was $233,708 and will be fully expensed through 2014.

G.           Related Party Transactions

The Company sub-leases office space for $6,000 per month from a company which is owned by the Chairman of the Board and an employee of the Company. The sub-lease agreement commenced in March of 2012 on a month-to-month basis. The Company paid the related party approximately $60,000 in 2012.

H.           Income Taxes

Income tax expense for the periods presented differs from the “expected” federal income tax expense computed by applying the U.S. federal statutory rate of 34% to the net loss, due to state taxes and other non-deductible items, meals and entertainment, and the change in the valuation allowance for the current tax benefit. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax provisions.

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2012	2011

Net operating loss carry-forwards	$823,496	$6,629
Less: valuation allowance	(823,496)	(6,629)
Total net deferred tax asset	$—	$—

The Company has established a valuation allowance to fully reserve the net deferred tax asset due to the uncertainty of the timing and amounts of future taxable income. At December 31, 2012, the Company has net operating loss carryforwards for federal income tax purposes of $2,422,046 which will begin to expire, if unused, in 2031.

The Company records accrued interest and penalties related to unrecognized tax benefits in general and administrative expense. No amounts of interest expense and penalties have been accrued or recognized related to unrecognized tax benefits since inception.

FRAC ROCK INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various states, and foreign jurisdictions. The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements or the effective tax rate for the year ended December 31, 2012, or since inception. The Company has determined it is not reasonably possible for the amounts of unrecognized tax benefits to significantly increase or decrease within the next year. The Company and its subsidiaries are currently subject to a three-year statute of limitations by major tax jurisdictions.

I.           Subsequent Events

On February 15, 2013, the Company signed a convertible debt agreement for $1 million. The convertible debt was made up of $10,000 increments, of which 100 increments were issued. The convertible debt accrues 10% annual interest and matures on February 15, 2014. The convertible debt has a contingent 15% beneficial conversion upon the next equity financing of at least $10 million.

On September 8, 2013, the Company has signed a contingent merger agreement with New Energy Ventures, Inc. (“NEV”). By virtue of the merger any holder of any common stock of the Company shall automatically be converted into and represent the right to receive one share of NEV Common Stock and each share of the Company’s Series A Preferred Stock shall automatically be converted into one share of NEV Common Stock. The merger agreement is contingent upon the Company raising $2 million of equity.

In preparing the consolidated financial statements, the Company has evaluated all subsequent events and transactions for potential recognition or disclosure through September 13, 2013, the date the consolidated financial statements were available for issuance.

FRAC ROCK INTERNATIONAL, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Three and six months ended June 30, 2013 and 2012

FRAC ROCK INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$855,523	$1,492,871
Accounts receivable	29,897	2,385
Prepaids	149,344	6,000
Total current assets	1,034,764	1,501,256

Equipment, net	24,937	21,874

Total assets	$1,059,701	$1,523,130

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	161,929	176,705
Accrued expenses	259,550	215,737
Convertible note payable	1,000,000	—
Total current liabilities	1,421,479	392,442

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock	673	673
Preferred stock	3,496,500	3,496,500
Additional paid-in capital	126,292	55,561
Accumulated deficit	(3,985,243)	(2,422,046)
Total stockholders’ equity (deficit)	(361,778)	1,130,688

Total liabilities and stockholders’ equity (deficit)	$1,059,701	$1,523,130

See accompanying notes to consolidated financial statements.

FRAC ROCK INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012
Revenue	$2,600	$—	$4,800	$—
Cost of sales	1,300	—	2,400	—
Gross profit	1,300	—	2,400	—
Selling, general, and administrative expenses	752,433	439,919	1,565,597	845,322
Loss before provision for income taxes	(751,133)	(439,919)	(1,563,197)	(845,322)
Provision for income taxes	—	—	—	—
Net loss	$(751,133)	$(439,919)	$(1,563,197)	$(845,322)

See accompanying notes to consolidated financial statements.

FRAC ROCK INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)

For the Six Months Ended June 30, 2013
(unaudited)

	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2012	$673	$3,496,500	$55,561	$(2,422,046)	$1,130,688
Stock based compensation	—	—	70,731	—	70,731
Net loss	—	—	—	(1,563,197)	(1,563,197)
Balance at June 30, 2013	$673	$3,496,500	$126,292	$(3,985,243)	$(361,778)

See accompanying notes to consolidated financial statements.

FRAC ROCK INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2013	2012
Operating Activities
Net loss	$(1,563,197)	$(845,322)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,146	955
Stock based compensation	70,731	651
Changes in operating assets and liabilities:
Accounts receivables	(27,513)	(11,560)
Prepaids	(143,344)	—
Accounts payable	(14,776)	—
Accrued expenses	43,813	608
Net cash used in operating activities	(1,632,139)	(854,668)

Investing Activities
Purchases of equipment	(5,209)	(12,551)
Net cash used in investing activities	(5,209)	(12,551)

Financing Activities
Proceeds from issuance of convertible debt	1,000,000	—
Proceeds from issuance of preferred stock	—	3,496,500
Net cash provided by financing activities	1,000,000	3,496,500
Net increase (decrease) in cash and cash equivalents	(637,348)	2,629,281
Cash and cash equivalents at beginning of period	1,492,871	—
Cash and cash equivalents at beginning of period	$855,523	$2,629,281

Non-cash activities
Preferred stock issued to settle accounts payable	$—	$90,761

See accompanying notes to consolidated financial statements.

FRAC ROCK INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and 2012

(unaudited)

A.  Nature of Business

Frac Rock International, Inc. (the “Company”), a British Virgin Islands company, was incorporated on December 30, 2011, by a group of oilfield-service executives who anticipate that the hydraulic fracturing activity levels experienced in the North American market will be replicated around the world. The Company maintains offices in Houston, Texas; Oslo, Norway; and Buenos Aires, Argentina. The address of the Company’s registered office is Wickhams Cay I PO Box 3190 Road Town, Tortola, British Virgin Islands VG1110.

B.  Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The December 31, 2012 consolidated balance sheet was derived from audited financial statements, but does not include all the disclosures required by accounting principles generally accepted in the United States. However, we believe that the disclosures are adequate to make the information presented not misleading. In our opinion, all the adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. The results of operations for the three and six month period ended June 30, 2013 are not necessarily indicative of the results that may be achieved for the full fiscal year or for any future period. The unaudited condensed consolidated financial statements included herein should be read in conjunction with the consolidated financial statements and notes thereto included in this proxy statement for the year ended December 31, 2012.

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to consolidated financial statements when the fair value is different from the carrying value of these financial instruments. The estimated fair value of accounts receivable, accounts payable and accrued expenses approximate their carrying amounts due to the relatively short maturity of these instruments. The convertible note payable was entered into with existing stockholders of the Company and other third parties, and as a result does not bear a market rate of interest. Management believes based on its current financial position that it could not obtain comparable amounts of third party financing, and as such cannot estimate the fair value of the convertible note payable. None of these instruments are held for trading purposes.

C.  Convertible Note Payable

On February 15, 2013, the Company entered into a convertible note payable agreement for $1 million. The convertible note payable was made up of $10,000 increments, of which 100 increments were issued to existing stockholders of the Company and other third parties. The convertible note accrues 10% annual interest and matures on February 15, 2014. The convertible note has a contingent 15% beneficial conversion upon the next equity financing of at least $10 million. As of June 30, 2013, accrued expenses include $37,500 of accrued interest.

D.  Related Party Transactions

The Company sub-leases office space for $6,000 per month from a company which is owned by the Chairman of the Board and an employee of the Company. The sub-lease agreement commenced in March of 2012 on a month-to-month basis. The Company paid the related party approximately $33,213 and $33,018 during the six months ended June 30, 2013 and 2012, respectively.

FRAC ROCK INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

E.  Subsequent Events

On September 8, 2013, the Company has signed a contingent merger agreement with New Energy Ventures, Inc. (“NEV”). By virtue of the merger any holder of any common stock of the Company shall automatically be converted into and represent the right to receive one share of NEV Common Stock and each share of the Company’s Series A Preferred Stock shall automatically be converted into one share of NEV Common Stock. The merger agreement is contingent upon either the Company or NEV raising $2 million of equity.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

VISION GLOBAL SOLUTIONS INC.,

FRI MERGER SUB, INC.,

AND

FRACROCK INTERNATIONAL, INC.

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this 18th of September, 2013, by and among Vision Global Solutions Inc., a Nevada corporation (hereinafter “Parent”); FRI Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Parent (hereinafter “Merger Sub”); and FracRock International, Inc., a Delaware corporation (hereinafter the “Company”).

RECITALS

WHEREAS, Parent desires to acquire the Company as a wholly-owned subsidiary and to issue shares of Parent Common Stock (as defined below) to the stockholders of the Company upon the terms and conditions set forth herein. Merger Sub is a wholly-owned subsidiary corporation of Parent that shall be merged into the Company, whereupon the Company shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of Parent (Merger Sub and the Company are sometimes collectively hereinafter referred to as the “Constituent Corporations”).

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company deem it advisable and in the best interests of such corporations and their respective stockholders that Merger Sub merge with and into the Company pursuant to this Agreement and the Delaware Certificate of Merger (in the form attached hereto as Exhibit A) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”).

WHEREAS, Merger Sub has an authorized capitalization consisting of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares shall be issued and outstanding and owned by Parent as of the closing of the Merger.

WHEREAS, Parent has an authorized capitalization consisting of 200,000,000 shares of common stock, par value $0.001 per share (“Parent Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock”) of which, 75,493,885 shares of Parent Common Stock are currently issued and outstanding, no shares of Parent Preferred Stock are issued and outstanding, and no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance pursuant to options, warrants or other securities that are convertible into or exchangeable for Parent Common Stock or Parent Preferred Stock, in each case as of the date hereof.

WHEREAS, the Company has an authorized capitalization consisting of 10,000,000 shares of common stock, par value $0.0001 per share (“Company Common Stock”) of which, 1,517,721 shares of Company Common Stock are currently issued and outstanding, and 2,454,927 shares of Company Common Stock are reserved for issuance pursuant to the Plan of Merger by and between the Company and Frac Rock International, Inc., a British Virigin Islands company (“FRI”), of which (i) 1,454,927 shares are reserved issuance in exchange for FRI’s issued and outstanding common stock, preferred stock and convertible notes and (ii) 1,000,000 shares are reserved for issuance pursuant to the FRI’s 2012 Stock Incentive Plan, of which 127,301 option shares have been granted and are currently outstanding and unexercised, in each case as of the date hereof.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Plan of Reorganization. The parties to this Agreement do hereby agree that Merger Sub shall be merged with and into the Company upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2. Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, Merger Sub shall be merged with and into the Company as of the Effective Date (the terms “Closing” and “Effective Date” are defined in Section 6 hereof). The Company shall be the surviving corporation (hereinafter the “Surviving Corporation”) and the separate existence of Merger Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Delaware corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes of action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Date, (i) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, and the By-laws of the Company, as existing immediately prior to the Effective Date, shall be and remain the By-laws of the Surviving Corporation; (ii) the members of the board of directors of the Company holding office immediately prior to the Effective Date shall remain as the members of the board of directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the board of directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the board of directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Company at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

(b) Conversion of Securities.

As of the Effective Date and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities of any of these corporations, each of the following shall occur:

(1) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) share of Parent Common Stock. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of Parent Common Stock, respectively, into which such shares of Company Common Stock were converted. The holders of such certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law;

(2) Any shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(3) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as one share of common stock of the Surviving Corporation, which shall be owned by Parent;

(c) Other Matters.

(1) Upon the effectiveness of the Merger, each outstanding option or warrant to purchase Company Common Stock, whether or not then exercisable, shall be converted into an option or warrant to purchase (in substitution for each share of Company Common Stock subject to an option or warrant to purchase Company Common Stock) one (1) share of Parent Common Stock at a price equal to the exercise price in effect immediately prior to the Merger. All other terms and conditions of each option or warrant to purchase Company Common Stock shall remain the same.

(2) At the Closing, the board of directors of Parent shall increase the size of the board of directors of Parent to consist of five (5) directors and the existing director of Parent shall nominate and elect to the board of directors of Parent Bjarte Bruheim, J. Chris Boswell, Carlos A. Fernandez, Thomas E. Hardisty, Jogeir Romestrand, or such other persons designated by the Company.  At the Closing, all of the persons serving as directors and officers of Parent immediately prior to the Closing shall thereafter resign from all of their positions with Parent, all subject to compliance with Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3. Delivery of Shares. On or as soon as practicable after the Effective Date, the Company will use reasonable efforts to cause all holders of Company Common Stock (collectively, the “Company Stockholders”) to surrender to Parent for cancellation certificates representing their shares of Company Common Stock against delivery of certificates representing the shares of Parent Common Stock for which the shares of Company Common Stock are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented Company Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of Parent Common Stock into which the shares of Company Common Stock represented by such certificate shall have been so converted. No dividends or other distributions declared or made with respect to Parent Common Stock after the Effective Date will be paid to the holder of any certificate that prior to the Effective Date evidenced shares of Company Common Stock until the holder of such certificate surrenders or exchanges such certificate as herein provided. Subject to the effect of any applicable abandoned property, escheat or similar laws, following surrender of any such certificate, there will be paid to the holder of the certificates evidencing shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Date but prior to the surrender and a payment date occurring after surrender, payable with respect to such shares of Parent Common Stock less any withholding taxes which are required thereon. No party hereto will be liable to any former holder of Company Common Stock for any Parent Common Stock or dividends or distributions thereon in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any certificate representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Company Common Stock claiming such certificate to be lost, stolen or destroyed and an agreement by such holder to indemnify and hold harmless Parent and the Surviving Corporation against any claim that may be made against them with respect to such certificate, Parent will issue in exchange for such lost, stolen or destroyed certificate Parent Common Stock to which such holder is entitled pursuant to this Agreement.

4. Representations of the Company. The Company hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing:

(a) As of the date hereof, the total number of shares of Company Common Stock issued and outstanding is 1,517,721. Other than (i) any shares of Company Common Stock that may be issued prior to the Closing pursuant to any equity capital financing by the Company (or FRI) after the date hereof, (ii) the shares of Company Common Stock to be issued pursuant to the Plan of Merger by and between the Company and FRI and (iii) the exercise of outstanding options, the foregoing shares represent all of the shares of the Company’s capital stock that will be issued and outstanding as of the Closing.

(b) The issued and outstanding shares of Company Common Stock constitute duly authorized, validly issued shares of capital stock of the Company. All issued and outstanding shares of Company Common Stock are fully paid and nonassessable.

(c) The Company audited financial statements as of and for the year ended December 31, 2012, which have been made available to Parent (hereinafter referred to as the “Company Financial Statements”), fairly present the financial condition of the Company as of the date thereof and the results of its operations for the period covered. Other than as set forth in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Company Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since December 31, 2012 , and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of the Company as reflected in the Company Financial Statements. The Company has or will have at the Closing, good title to all assets shown on the Company Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for the absence of footnotes).

(d) Except as set forth in Schedule 4(d), since December 31, 2012, there have not been any material adverse changes in the financial position of the Company except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of the Company.

(e) The Company is not a party to any material pending litigation or, to the knowledge, after due investigation (herein, “Knowledge”), of its executive officers, any governmental investigation or proceeding, not reflected in the Company Financial Statements, and, to its Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against the Company.

(f) The Company is in good standing in the State of Delaware, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on the Company.

(g) The Company has, or by the Closing will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing, except where the failure to do so would not have a material adverse effect on the Company.

(h) The Company has not materially breached any material agreement to which it is a party. The Company has made available to Parent copies of or access to all material contracts, commitments and/or agreements to which the Company is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i) As of the date hereof the Company has no subsidiary corporation.  As of Closing, except for Frac Rock, Inc., a Texas corporation (“Frac Rock Texas”), Viking Rock Holding AS, a Norwegian private limited company (“Viking”), and Viking Rock AS, a Norwegian private limited company (“Viking Sub”), each of which shall become subsidiaries pursuant to the Plan of Merger by and between the Company and FRI, the Company has no subsidiaries and does not participate in or own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture, limited liability company, professional association or other business enterprise.

(j) The Company has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of Parent prior to the Closing, during reasonable business hours and on reasonable notice.

(k) The Company has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing be duly authorized by the board of directors of the Company and by the stockholders of the Company. The execution of this Agreement does not materially violate or breach any material agreement or contract to which the Company is a party, and the Company, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which the Company is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Company.

5. Representations of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall also be true as of the Closing:

(a) As of the Closing, the shares of Parent Common Stock to be issued and delivered to the Company Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Parent capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances. As of the Closing, the shares of Parent Common Stock to be reserved for issuance to the holders of options and warrants to purchase Company Common Stock, when so issued and delivered in accordance with such options or warrants, will constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Parent capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances.

(b) Parent and Merger Sub each have the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly authorized by the respective boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and (ii) prior to the Closing, will have been approved by the stockholders of Parent. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Parent or Merger Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to Parent or Merger Sub their respective properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or Certificate of Incorporation or by-laws of either Parent or Merger Sub.

(c) Parent has delivered to the Company a true and complete copy of its audited financial statements for the fiscal years ended March 31, 2011, 2012 and 2013, and the unaudited financial statements for the three months ended June 30, 2013 (the “Parent Financial  Statements”). The Parent Financial Statements are complete, accurate and fairly present the financial condition of Parent as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The Parent Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. Merger Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course of business in connection with its incorporation in Delaware. Parent has no subsidiaries (other than Merger Sub) or affiliates and does not have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business. Merger Sub has no subsidiaries or affiliates (other than Parent) and does not have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business.

(d) Since March 31, 2013, there have not been any material adverse changes in the financial condition of Parent. At the Closing, neither Parent nor Merger Sub shall have any material assets other than those reflected in the Parent Financial Statements. At Closing, Parent shall have entered into agreements effective as of the Effective Time to convert all liabilities of Parent into shares of Parent Common Stock such that at the Effective Time Parent shall not have any liabilities of any kind. As of the date hereof, Merger Sub has no, and at Closing shall not have any, liabilities of any kind.

(e) Neither Parent nor Merger Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Parent Financial Statements, and to the Knowledge of Parent and Merger Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Merger Sub, Parent, or the management or properties of Parent or Merger Sub.

(f) Parent and Merger Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and each is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Neither corporation is required to be qualified to do business in any state other than the States of Nevada and California.

(g) Parent and Merger Sub have each filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Parent Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither Parent nor Merger Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h) As of the date of this Agreement, Parent’s authorized capital stock consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock, of which 74,493,885 shares of Parent Common Stock and zero shares of Parent Preferred Stock are presently issued and outstanding.  At the Effective Time (after giving effect to the Reverse Stock Split and without giving effect to the issuance of Parent Common Stock pursuant to the Merger), Parent’s authorized capital stock will consist of 200,000,000 shares of Parent Common Stock, of which 157,279 shares of Parent Common Stock will be issued and outstanding. Merger Sub’s capitalization consists solely of 1,000 authorized shares of common stock, par value $0.01 per share, of which 1,000 shares are outstanding, all of which are owned by Parent, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of Parent and Merger Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. There are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either Parent or Merger Sub. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to the voting of any capital stock of Parent or Merger Sub. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of Parent or Merger Sub. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or Merger Sub.

(i) Parent and Merger Sub have (and at the Closing they will have) disclosed in writing to the Company all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of either Parent or Merger Sub.

(j) The financial records, minute books, and other documents and records of Parent and Merger Sub have been made available to the Company prior to the Closing. The records and documents of Parent and Merger Sub that have been delivered to the Company constitute all of the records and documents of Parent and Merger Sub that Parent is aware of or that are in his possession or in the possession of Parent or Merger Sub.

(k) Neither Parent nor Merger Sub has breached, nor is there any pending, or to the Knowledge of Parent, existing or threatened claim that Parent or Merger Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are, bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which Parent or Merger Sub is subject. Each of Parent and Merger Sub hereby represent and warrant that it is not a party to any material contract or commitment, and that it has disclosed to the Company in writing all previous or existing relationships or dealings with related or controlling parties or affiliates of Parent or Merger Sub. Each of Parent and Merger Sub hereby represent and warrant that there are no currently existing agreements with any affiliates, related or controlling persons or entities of Parent or Merger Sub.

(l) Parent has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act of 1933, as amended (the “Securities Act”), other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Parent’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

(m) Parent has no business operations and nominal assets and liabilities.  Parent is a “shell” corporation as that term is defined in Rule 405 of the Securities Act of 1933 and Rule 12b-2 of the Securities and Exchange Act of 1934, as well as SEC Release Number 33-8407.

(n) All information regarding Parent which has been provided to the Company by Parent or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of Parent or to the public or filed with Financial Industry Regulatory Authority (“FINRA”) or the Securities and Exchange Commission (“SEC”) or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(o) Parent is and has been in compliance with, and Parent has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations (including, without limitation, the Sarbanes Oxley Act of 2002) and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Parent has not received notice of any noncompliance with the foregoing, nor does it have Knowledge of any claims or threatened claims in connection therewith. Parent has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Parent has previously filed with the SEC.

(p) Without limiting the foregoing, (i) Parent and any other person or entity for whose conduct Parent is legally held responsible are and have been in material compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control and (ii) neither Parent nor any other person for whose conduct Parent is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of Parent’s properties or in connection with Parent’s operations.

(q) Parent has timely filed all required documents, reports and schedules with the SEC, the FINRA and any applicable state or regional securities regulators or authorities (collectively, the “Parent SEC Documents”) during the past two years. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, the FINRA rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Parent as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(r) Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the Parent Financial Statements, there is no basis for any assertion against Parent of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, known or unknown, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Parent to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Parent, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Parent, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(s) No aspect of Parent’s past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair Parent from carrying on the business of Parent as it is presently being conducted by Parent.

(t) Parent has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 5(t), “material” means payment or performance of a contract, commitment, arrangement or understanding which is expected to involve payments in excess of $7,000.

(u) Other than this Agreement and the transactions contemplated hereby, there are no outstanding contracts, commitments or bids, or services, development, sales or other proposals of either Parent or Merger Sub.

(v) There are no outstanding lease commitments that cannot be terminated without penalty upon 30-days notice, or any purchase commitments, in each case of either Parent or Merger Sub.

(w) No representation or warranty by Parent or Merger Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to Parent that may reasonably be expected to have a material adverse effect on Parent or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Parent in connection herewith have been and will be complete originals, or exact copies thereof.

(x) Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by Parent under the Securities Act, the Exchange Act, with the FINRA, and with the Secretary of State of Delaware, the execution and delivery by Parent of this Agreement and the closing documents and the consummation by Parent of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Parent, or its business or assets. Parent is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of Parent (or to the Knowledge of Parent, the continued operation of the business of the Company) after the Closing.

(y) Parent currently has no employees, consultants or independent contractors other than its attorneys and accountants. Todd Waltz is the sole director and sole executive officer of each of Parent and Merger Sub.

6. Closing. The Closing of the transactions contemplated herein shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500,  Houston, Texas 77002-6760 on such date (the “Closing”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered. The “Effective Date” of the Merger shall be that date and time specified in the Certificate of Merger as the date on which the Merger shall become effective.

7. Actions Prior to Closing.

(a) Prior to the Closing, the Company on the one hand, and Parent and Merger Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, the Company, Parent and Merger Sub agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that Parent is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, Parent shall provide the Company with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that the Company may request.

(c) Prior to the Closing, except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of Parent Common Stock after the date hereof and there shall be no dividends or other distributions paid on Parent Common Stock after the date hereof, in each case through and including the Closing. Parent and Merger Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby. Prior to the Closing, Parent and Merger Sub shall not take any action or enter into any agreement to issue or sell any shares of capital stock of Parent or Merger Sub or any securities convertible into or exchangeable for any shares of capital stock of Parent or Merger Sub or to repurchase, redeem or otherwise acquire any of the issued and outstanding capital stock of Parent or Merger Sub without the prior written consent of the Company.

(d) Prior to the Closing, Parent and Merger Sub shall conduct their business only in the usual and ordinary course and the character of such business shall not be changed nor shall any different business be undertaken. Prior to the Closing, except as contemplated hereby, Parent and Merger Sub shall not incur any liabilities or obligations without the prior written consent of the Company.

(e) Prior to the Closing, Parent will timely file all required Parent SEC Documents and comply in all material respects with the requirements of the Securities Act, the Exchange Act, the FINRA rules and regulations and state and regional securities laws and regulations.

(f) Prior to the Closing, Parent shall take such actions as shall be necessary to reduce the number of shares of Parent Common Stock outstanding and any liabilities of Parent so that the capital stock of Parent issued and outstanding at the Effective Time (without giving effect to the issuance of Parent Common Stock pursuant to the Merger) shall be 157,279 shares of Parent Common Stock by undertaking a 480:1 reverse stock split (the “Reverse Stock Split”) and so that Parent shall have no liabilities at the Effective Time.

(g) Prior to the Closing, the Company shall have amended and restated FRI’s 2012 Stock Incentive Plan to reduce the number of authorized options to purchase common stock in the Company to 1,000,000 option shares.

(h) Prior to the Closing, Parent shall take such action as shall be necessary to change the name of Parent to “Eco-Stim Energy Solutions, Inc.” If this Agreement is terminated in accordance with Section 15(c), Parent agrees to change its name back to “Vision Global Solutions Inc.” or to such other name as authorized by the Company promptly following such termination.

8. Conditions Precedent to the Obligations of the Company. All obligations of the Company under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:

(a) The representations and warranties by or on behalf of Parent and Merger Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(b) Parent and Merger Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) The directors and stockholders of Parent and the directors and sole stockholder of Merger Sub shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, Parent and Merger Sub shall have delivered to the Company certified copies of resolutions of the stockholders and the directors of Merger Sub and Parent approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Parent and Merger Sub to comply with the terms of this Agreement, including the election of the Company’s nominees to the board of directors of Parent and all matters outlined or contemplated herein.

(e) The Merger shall be permitted by applicable state law and otherwise and Parent shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f) At Closing, all of the directors and officers of Parent shall have resigned in writing from their positions as directors and officers of Parent effective upon the election and appointment of the Company nominees, and the directors of Parent shall take such action as may be necessary or desirable regarding such election and appointment of the Company nominees.

(g) At the Closing, all instruments and documents delivered by Parent or Merger Sub, including to the Company Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for the Company.

(h) The shares of restricted Parent capital stock to be issued to the Company Stockholders at Closing will be validly issued, nonassessable and fully paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(i) The Company shall have received all necessary and required approvals and consents from required parties and from its stockholders.

(j) The capital stock of Parent issued and outstanding immediately at the Effective Time (without giving effect to the issuance of Parent Common Stock pursuant to the Merger) shall be 157,279 shares of Parent Common Stock and no shares of Parent Preferred Stock.  Parent and Merger Sub shall have no liabilities, whether or not accrued, and there shall be no pending actions, proceedings or claims made or, to the Knowledge of Parent, threatened against Parent at the Effective Time.

(k) At the Closing, Parent and Merger Sub shall have delivered to the Company an opinion of Parent’s legal counsel dated as of the Closing to the effect that:

(1) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and is a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms;

(3) Parent and Merger Sub each through its board of directors and stockholders have taken all corporate action necessary for performance under this Agreement;

(4) The documents executed and delivered to the Company and the Company Stockholders hereunder are valid and binding in accordance with their terms and vest in the Company Stockholders all right, title and interest in and to the shares of Parent’s capital stock to be issued pursuant to Section 2 hereof, and the shares of Parent capital stock when issued will be duly and validly issued, fully paid and nonassessable;

(5) Parent and Merger Sub each has the corporate power to execute, deliver and perform under this Agreement; and

(6) Legal counsel for Parent and Merger Sub is not aware of any liabilities, claims or lawsuits involving Parent or Merger Sub.

9. Conditions Precedent to the Obligations of Parent and Merger Sub. All obligations of Parent and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties by the Company contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such times.

(b) The Company shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) The Company shall have amended and restated its stock incentive plan to reduce the number of authorized options to purchase common stock in the Company to 1,000,000 option shares.

(d) The Company shall deliver an opinion of its legal counsel to the effect that:

(1) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by the Company;

(3) The board of directors and stockholders of the Company have taken all corporate action necessary for performance under this Agreement; and

(4) The Company has the corporate power to execute, deliver and perform under this Agreement.

10. Survival. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall terminate upon the occurrence of the Closing.

11. Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12. Documents at Closing. At the Closing, the following documents shall be delivered:

(a) The Company will deliver, or will cause to be delivered, to Parent the following:

(1) a certificate executed by the President of the Company to the effect that all representations and warranties made by the Company under this Agreement are true and correct as of the Closing, the same as though originally given to Parent or Merger Sub on said date;

(2) a certificate from the State of Delaware dated within five business days of the Closing to the effect that the Company is in good standing under the laws of Delaware;

(3) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(4) executed copy of the Certificate of Merger for filing in Delaware;

(5) certified copies of resolutions adopted by the stockholders and directors of the Company authorizing the Merger;

(6) all other items, the delivery of which is a condition precedent to the obligations of Parent and Merger Sub, as set forth herein; and

(7) the legal opinion required by Section 9(c) hereof.

(b) Parent and Merger Sub will deliver or cause to be delivered to the Company:

(1) stock certificates representing those securities of Parent to be ;

(2) issued as a part of the Merger as described in Section 2 hereof;

(3) a certificate of the President of Parent and Merger Sub, respectively, to the effect that all representations and warranties of Parent and Merger Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to the Company on said date;

(4) certified copies of resolutions adopted by the stockholders and the board of directors of Merger Sub and the board of directors of Parent authorizing the Merger and all related matters;

(5) certificates from the jurisdiction of incorporation of Parent and Merger Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(6) executed copy of the Certificate of Merger for filing in Delaware;

(7) opinion of Parent’s counsel as described in Section 8(k) above;

(8) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(9) written resignation of all of the officers and directors of Parent and Merger Sub and the written appointment of the Company’s nominees as directors and officers of Parent; and

(10) all other items, the delivery of which is a condition precedent to the obligations of the Company, as set forth in Section 8 hereof.

13. Finder’s Fees. Parent and Merger Sub, jointly and severally, represent and warrant to the Company, and the Company represents and warrants to both of the Parent and Merger Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby.

14. Post-Closing Covenants.

(a) Financial Statements. After the Closing, Parent shall timely file a current report on Form 8-K to report the Merger. In addition, for a period of 12 months following the Closing, Parent shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by Parent under the Securities Exchange Act of 1934.

(b) Standard and Poor’s. If required, Parent shall apply for listing with Standard and Poor’s Information Service and Blue Sky filings or other similar broad Blue Sky coverage service.

(c) Listing on Stock Exchange. For a period of 12 months following the Closing, Parent shall use its commercially reasonable efforts to cause its Common Stock to be listed for trading a national stock exchange. Notwithstanding the foregoing, Parent shall not be deemed to be in breach of the foregoing covenant if it is not eligible to list on or is removed from any trading system or exchange as a result of its failure to meet any balance sheet, market capitalization or other financial requirement established by such trading system or exchange and make such disclosures in the periodic filings with the SEC.

(d) Limitation of Subsequent Corporate Actions. It is expressly understood and agreed that the Company, and its affiliates and stockholders, will take all steps necessary to ensure that with respect to the operations of Parent for a period of twelve months following the Effective Date, (i) Parent shall not cause a reverse split of the Parent Common Stock, (ii) no shares of Parent Common Stock shall be issued for less than $6.00 per share other than pursuant to options or warrants to purchase Company Common Stock that are converted into options or warrants to purchase Parent Common Stock in connection with the Merger, and (iii) the assets of the Surviving Corporation as of the Effective Time shall not be sold, transferred or assigned for less than fair market value to any person that is not a direct or indirect wholly-owned subsidiary of Parent.

15. Miscellaneous.

(a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination. This Agreement and all obligations hereunder (other than those under Section 15(l)) may be terminated (i) after November 15, 2013 at the discretion of either party if the Closing has not occurred by November 15, 2013 (unless the Closing date is extended with the consent of both the Company and Parent) for any reason other than the default hereunder by the terminating party, (ii) at any time by the non-breaching party if any of the representations and warranties or other agreements made herein by the other party have been materially breached, (iii) by mutual written consent of Parent and the Company or (iv) by the Company if the Company Stockholders do not approve the Merger.

(d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement. This Agreement and the attached Exhibits, including the Certificate of Merger, which is attached hereto as Exhibit “A,” is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time. Time is of the essence.

(k) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto.

(m) Inapplicability of Indemnification Provisions. The provisions contained in Parent’s Articles of Incorporation and/or By-laws for indemnifying officers and directors of that company shall not apply to the representations and warranties made herein by the officers of Parent.

(n) Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware.

(o) Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Harris County, State of Texas, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

VISION GLOBAL SOLUTIONS, INC.:		FRACROCK INTERNATIONAL, INC.:

By:	/s/ Todd A. Waltz	By:	/s/ Eric McAfee
Name:	Todd A. Waltz	Name:	Eric McAfee
Title:	Chief Executive Officer	Title:	Chairman and CEO

FRI MERGER SUB, INC.:

By:	/s/ Todd A. Waltz
Name:	Todd A. Waltz
Title:	President

Exhibit A

CERTIFICATE OF MERGER

MERGING

FRI MERGER SUB, INC.
(a Delaware corporation)

WITH AND INTO

FRACROCK INTERNATIONAL, INC.
(a Delaware corporation)

The undersigned corporation DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name	State of Incorporation
FracRock International, Inc.	Delaware
FRI Merger Sub, Inc.	Delaware

SECOND: That an Agreement and Plan of Reorganization, dated September 18, 2013 (the “Merger Agreement”) between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of §251(c) of the Delaware General Corporation Law.

THIRD: That the name of the surviving corporation is FracRock International, Inc.

FOURTH: That the Certificate of Incorporation of FracRock International, Inc., as in effect immediately prior to the effective time of the merger, shall be the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under Delaware law.

FIFTH: That the executed Merger Agreement is on file at the principal place of business of the surviving corporation, the address of which is 2930 W. Sam Houston Pkwy N., Suite 275, Houston, Texas 77043.

SIXTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

In WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed as of the date first written above.

FRACROCK INTERNATIONAL, INC.

By:
Name:	J. Christopher Boswell
Title:	Chief Executive Officer

APPENDIX B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ECO-STIM ENERGY SOLUTIONS, INC.

The undersigned, being the President of Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Corporation”), does hereby certify that these Amended and Restated Articles of Incorporation (hereinafter referred to as the “Amended and Restated Articles of Incorporation”) correctly set forth the Articles of Incorporation.

ARTICLE I.
Name

The name of this corporation is ECO-STIM ENERGY SOLUTIONS, INC. (the “Corporation”).

ARTICLE II
Capital

2.1.  Authorized Capital Stock.  The authorized capital stock of the Corporation consists of two hundred fifty million (250,000,000) shares. The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is two hundred million (200,000,000) shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares, $0.001 par value per share.

2.2.  Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors thereof.  The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called “Directors’ Resolution”).

2.3.  Common Stock.  Except as otherwise required by law, the Articles of Incorporation or as otherwise provided in any Director’s Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

2.4.  Relative Ranking of Common Stock.  The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors’ Resolutions.

2.5.  Assessment of Shares.  The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.

2.6.  Cumulative Voting.  Unless expressly granted pursuant to any Directors’ Resolution with respect to holders of one or more series of Preferred Stock, cumulative voting by any shareholder is hereby denied.

2.7  Preemptive Rights.  Unless expressly granted pursuant to any Directors’ Resolution with respect to holders of one or more series of Preferred Stock, no shareholder shall have any preemptive rights.

2.8  Reverse Stock Split.  Upon the effective date of these Amended and Restated Articles of Incorporation, each four hundred and eighty (480) shares of the Corporation’s Common Stock, par value $.001 per share, then issued and outstanding, shall become one fully paid and nonassessable share of Common Stock. Fractional shares shall be rounded up to the next whole share. The capital account of the Company shall not be increased or decreased by such reverse stock split. To reflect such reverse stock split, each certificate representing shares of Common Stock theretofore issued and outstanding shall represent one-eightieth the number of shares of Common Stock issued and outstanding after such reverse stock split (subject to the treatment of fractional shares, as provided above); and the holder of record of each such certificate shall be entitled to receive a new certificate representing a number of shares of Common Stock equal to one-eightieth the number of shares represented by said certificate for theretofore issued and outstanding shares (subject to the treatment of fractional shares, as provided above).

ARTICLE III
Governing Board

The members of the governing board of the Corporation are designated as Directors.  The number of directors, whether a fixed number of directors or a variable number of directors with a fixed minimum and maximum, and the manner in which the number of directors may increased or decreased, shall be as provided in the bylaws of the Corporation.  Elections of Directors need not be by written ballot except and to the extent required by the bylaws of the Corporation.  The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE IV
Directors' and Officers' Liability

4.1.           Elimination of Liability.  Except as otherwise provided in Nevada Revised Statutes, a director or officer is not individually liable to the Corporation, its stockholders or its creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or refusal to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then this Article IV shall also be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law, as so amended.

4.2.           Mandatory Indemnification.  The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Nevada law as the same exists or may hereafter be amended.

4.3.           Mandatory Payment of Expenses.  The Corporation shall pay the expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized by Nevada law.

4.4.           Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article IV shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

ARTICLE V
Sale of Corporation’s Assets

The Corporation may sell, lease or exchange all of the Corporation’s property and assets, including the Corporation’s good will and corporate franchises, upon the affirmative vote of a majority of the Board of Directors and no vote of the shareholders shall be required.

ARTICLE VI

Distributions

The Corporation is specifically authorized to make Distributions, as defined in Nevada Revised Statutes §78.191, as determined from time to time by the Board of Directors, unless, after giving effect to such Distribution, the Corporation would not be able to pay its debts as they become due in the usual course of business.

ARTICLE VII

Actions by Written Consent

Except as otherwise provided in these Amended and Restated Articles of Incorporation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by Nevada’s Private Corporations, as revised, for the proposed corporate action.

ARTICLE VIII

Bylaws

Subject to the limitations contained in these Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation shall have the exclusive power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX
Amendment or Repeal

In addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of these Amended and Restated Articles of Incorporation, except to the extent a greater vote is required by these Amended and Restated Articles of Incorporation or any provision of law. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of not less than seventy-five percent of the outstanding shares of capital stock of the Corporation then entitled to vote upon the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, Article IV, Article V, Article VI, Article VII, Article VIII, or this Article IX of these Amended and Restated Articles of Incorporation.

The undersigned President of this Corporation certifies that the foregoing text correctly sets forth the text of the Articles of Incorporation of this Corporation as amended and restated to the date of this Certificate.

Dated: , 2013	, President

VISION GLOBAL SOLUTIONS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE SOLE MEMBER OF THE BOARD OF DIRECTORS SPECIAL MEETING OF SHAREHOLDERS – NOVEMBER 21 , 2013
CONTROL ID:
REQUEST ID:

The undersigned, having received notice of the Special Meeting of Shareholders of Vision Global Solutions, Inc. (the “Company”) to be held at 9:00 A.M. local time on November 21, 2013, hereby designates and appoints Todd Waltz, as attorney and proxy for the undersigned (the “Proxy”), with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote at such meeting or at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
PHONE:	1-866-752-VOTE (8683)

SPECIAL MEETING OF THE SHAREHOLDERS OF VISION GLOBAL SOLUTIONS, INC.			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal I*		à	FOR	AGAINST	ABSTAIN
			☐	☐	☐
TO AP	TO APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION, DATED SEPTEMBER 18, 2013, BY AND AMONG VISION GLOBAL SOLUTIONS, INC., FRI MERGER SUB, INC., AND FRACROCK INTERNATIONAL, INC.
CONTROL ID:
REQUEST ID:

Proposal II**		à	FOR	AGAINST	ABSTAIN
	TO APPROVE THE REVERSE STOCK SPLIT		☐	☐	☐

Proposal III***		à	FOR	AGAINST	ABSTAIN
			☐	☐	☐
TO APPROVE THE NAME CHANGE

Proposal IV		à	FOR	AGAINST	ABSTAIN
			☐	☐	☐
TO APPROVE THE INCREASE IN AUTHORIZED PREFERRED STOCK

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
* Proposal I is cross-conditioned upon the approval of our shareholders of Proposals II and III.
** Proposal II is cross-conditioned upon the approval of our shareholders of Proposals I and III.

*** Proposal III is cross-conditioned upon the approval of our shareholders of Proposals I and II.

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2013

(Print Name of Shareholder and/or Joint Tenant)

(Signature of Shareholder)

(Second Signature if held jointly)